Exhibit 10.5

AMENDED AND RESTATED

SEPARATION AGREEMENT

by and among

FLEX LTD.,

NEXTRACKER LLC,

NEXTRACKER INC.

and,

solely for the purposes of Section 3.8,

FLEXTRONICS INTERNATIONAL USA, INC.

Dated as of [•], 2023

i

List of Exhibits

Exhibit A	Employee Matters Agreement
Exhibit B	Transition Services Agreement
Exhibit C	Amended and Restated Certificate of Incorporation of Nextracker Inc.
Exhibit D	Amended and Restated Bylaws of Nextracker Inc.
Exhibit E	Post-Closing Agreements

v

AMENDED AND RESTATED SEPARATION AGREEMENT

This AMENDED AND RESTATED SEPARATION AGREEMENT (this “Agreement”), dated as of [•], 2023, is entered into by and between Flex Ltd., a Singapore registered public company limited by shares and having company registration no. 199002645H (“Flex”); Nextracker OpCo (as defined below); Nextracker Inc., a Delaware corporation (“Nextracker PubCo”); and, solely for the purposes of Section 3.8 hereof, Flextronics International USA, Inc., a California corporation (“FIUI”). “Party” or “Parties” means Flex, Nextracker PubCo, Nextracker OpCo or FIUI, individually or collectively, as the case may be. Capitalized terms used and not defined herein shall have the respective meanings set forth in Section 1.1.

W I T N E S E T H:

WHEREAS, Nextracker OpCo (as defined below) is an indirect Subsidiary of Flex;

WHEREAS, the Board of Directors of Flex (the “Flex Board”) previously determined it appropriate, desirable and in the best interests of Flex and its shareholders to separate the Nextracker Business from the Flex Retained Business (the “Separation”);

WHEREAS, certain of the Parties hereto previously entered into that certain Separation Agreement (the “Existing Separation Agreement”), dated February 1, 2022 (the “Operative Date”), which set forth the terms of the Separation;

WHEREAS, Nextracker PubCo previously delivered a Joinder Agreement, dated December 21, 2022, whereby Nextracker PubCo agreed to become a Party to the Existing Separation Agreement as if it were an original signatory to the Existing Separation Agreement;

WHEREAS, in order to effect the Separation, FIUI: (i) contributed to Yuma, Inc., a Delaware corporation and an indirect, wholly owned Flex Subsidiary (“Newco”), 100% of the issued and outstanding stock of Nextracker Inc. in exchange for common stock, par value $0.001 per share, of Newco (“Newco Common Stock”), (ii) caused Nextracker Inc. to convert from a Delaware corporation to Nextracker LLC, a Delaware limited liability company (“Nextracker OpCo”), (iii) caused Newco to form Yuma Subsidiary, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Newco (“Newco Sub”), (iv) caused Newco to contribute 300,000 common units representing ownership interests in Nextracker OpCo (the “Nextracker OpCo Common Units”) to Newco Sub and (v) caused Nextracker OpCo to issue 500,000 Series A Preferred Units (the “Nextracker OpCo Preferred Units”) to NewCo;

WHEREAS, in order to effect the Separation, the Flex Board determined that it is appropriate, desirable and in the best interests of Flex and its shareholders for Flex to undertake the Internal Reorganization and, in connection therewith, effect the Contribution to Nextracker OpCo;

WHEREAS, immediately following the Separation, FIUI, NewCo, Nextracker OpCo and TPG Rise Flash, L.P. (“TPG”) entered into that certain Preferred Unit Purchase Agreement, dated as of the Operative Date (the “TPG Unit Purchase Agreement”), pursuant to which TPG purchased 100% of the Nextracker OpCo Preferred Units from Newco on the Operative Date, on the terms and subject to the conditions of the TPG Unit Purchase Agreement;

WHEREAS, the Flex Board (i) has formed Nextracker PubCo as a direct wholly owned subsidiary of Newco; and (ii) may determine that it would be appropriate and desirable for Nextracker PubCo to make an offer and sale to the public of shares of the Class A common stock of Nextracker PubCo, par value $0.0001 per share (“Nextracker Class A Common Stock”), pursuant to a registration statement on Form S-1, as more fully described in this Agreement and the Ancillary Agreements (the “IPO”);

WHEREAS, in connection with the IPO, if effected, and Nextracker PubCo’s adoption of the Charter and Bylaws, as of the IPO Effective Date, Newco’s equity interests in Nextracker PubCo would be recapitalized as Nextracker Class B Common Stock;

WHEREAS, after the IPO, if effected, Flex may (i) transfer Newco Common Stock to holders of ordinary shares of Flex, with no par value per ordinary share (“Flex Ordinary Shares”) by means of one or more distributions by Flex to holders of Flex Ordinary Shares of Newco Common Stock in a tax-free transaction under Section 355(a) of the Code (the “Distribution”); (ii) effect a disposition of its Newco Common Stock pursuant to one or more public offering(s) or private transaction(s) (including a Merger as set forth in Section 3.8); (iii) transfer, exchange or otherwise dispose of shares of Nextracker Class A Common Stock in one or more transactions (together with the transactions set forth in clause (ii), the “Other Disposition”); and/or (iv) continue to hold its interest in shares of Nextracker OpCo;

WHEREAS, (i) the Flex Board has (x) determined that the transactions contemplated by this Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Flex and its shareholders, and (y) approved this Agreement and each of the Ancillary Agreements; and (ii) the Board of Directors of Nextracker OpCo (the “Nextracker OpCo Board”) have each approved this Agreement and each of the Ancillary Agreements (to the extent Nextracker OpCo is a party thereto);

WHEREAS, the Parties desire to set forth the principal corporate transactions required to effect the Contribution and the Internal Reorganization, and the IPO, Distribution or Other Disposition, in each case, if effected (collectively, the “Transactions”), and certain other agreements relating to the relationship of Flex, FIUI, Nextracker PubCo and Nextracker OpCo, and their respective Subsidiaries following the IPO, if effected; and

WHEREAS, the Parties desire to effect an amendment and restatement of the Existing Separation Agreement to amend certain provisions relating to the Nextracker PubCo Board;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2) “Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Operative Time, solely for purposes of this Agreement, (i) no member of the Nextracker Group shall be deemed an Affiliate of any member of the Flex Group; (ii) no member of the Flex Group shall be deemed an Affiliate of any member of the Nextracker Group; and (iii) TPG and its Affiliates shall not be deemed an Affiliate of any member of the Flex Group or the Nextracker Group.

(3) “Agreement” shall have the meaning set forth in the Preamble.

(4) “Ancillary Agreements” shall mean the Transition Services Agreement, the Employee Matters Agreement, the Registration Rights Agreement, the lease agreements for the sites set forth in Schedule 1.1(4), any Continuing Arrangements, any and all Conveyancing and Assumption Instruments, and any other agreements to be entered into by and between any member of the Flex Group, on one hand, and any member of the Nextracker Group, on the other hand, at, prior to or after the Operative Time in connection with the Separation, or the IPO, Distribution or Other Disposition, in each case, if effected.

(5) “Annual Financial Statements” shall have the meaning set forth in Section 7.1(e).

(6) “Applicable Period” shall have the meaning set forth in Section 7.2.

(7) “Asset Transferors” shall mean the entities transferring Assets to Nextracker OpCo or Flex, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby.

(8) “Assets” shall mean all rights (including Intellectual Property), title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person.

(9) “Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(10) “Beneficially Own” shall have the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(11) “Business” shall mean the Flex Retained Business or the Nextracker Business, as applicable.

(12) “Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

(13) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(14) “Bylaws” shall have the meaning set forth in Section 3.3.

(15) “Cash Equivalents” shall mean (i) cash; and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(16) “Charter” shall have the meaning set forth in Section 3.3.

(17) “Code” shall mean the Internal Revenue Code of 1986.

(18) “Commission” shall mean the United States Securities and Exchange Commission.

(19) “Common Interest Agreement” shall mean an agreement, in a form to be mutually agreed reasonably and in good faith by and among the parties thereto, providing for the common interest privilege to attach, to the maximum extent permitted by applicable Law, to any Information transferred pursuant to Article VI or Article IX (it being understood that such Common Interest Agreement shall not diminish, terminate or otherwise affect any attorney-client privilege, protection pursuant to the work product doctrine or other privilege or protection under this Agreement or otherwise of any Party with respect to any such Information).

(20) “Company Policies” shall mean all insurance policies, insurance contracts and claim administration contracts of any kind of any member of the Flex Group, which are in effect at the Operative Time, except all insurance policies, insurance contracts and claim administration contracts established in contemplation of the IPO to cover any member of the Nextracker Group after the IPO Effective Date.

(21) “Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Group and/or its Subsidiaries or with respect to the Nextracker Group, the Nextracker Business, any Nextracker Assets or any Nextracker Liabilities or with respect to the Flex Group, the Flex Retained Business, any Flex Retained Assets or any Flex Liabilities, including any such Information that was acquired by any Party after the Operative Time pursuant to Article VI or otherwise in accordance with this Agreement or the Transition Services Agreement, or that was provided to a Party by a third party in confidence, including (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s product (including product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and trade secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries; (ii) lawfully acquired after the Operative Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information; or (iii) independently developed by the receiving Party after the Operative Time without reference to any Confidential Information. As used herein, by example and without limitation, Confidential Information shall mean any information of a Party intended or marked as confidential, proprietary and/or privileged.

(22) “Consents” shall mean any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Entity.

(23) “Continuing Arrangements” shall mean:

(i) those arrangements set forth on Schedule 1.1(23)(i);

(ii) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups); and

(iii) any Contracts or intercompany accounts solely between or among members of the Nextracker Group.

(24) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(25) “Contribution” shall mean the Transfer, directly or indirectly, of Assets from Flex or its Subsidiaries to Nextracker OpCo or its Subsidiaries and the Assumption of Liabilities, directly or indirectly, by Nextracker OpCo or its Subsidiaries pursuant to the Internal Reorganization or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement.

(26) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements and local stock transfer agreements, and other documents entered into prior to the Operative Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

(27) “Coverage End Date” shall have the meaning set forth in Section 9.1(a).

(28) “Covered Claims” shall have the meaning set forth in Section 9.1(b).

(29) “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds (including, with respect to the surety bonds, letters of credit and performance bonds set forth on Schedule 1.1(29), the allocable portion of the surety bonds, letters of credit and performance bonds as set forth on Schedule 1.1(29)), bankers acceptances, or other similar arrangements.

(30) “Data Controller” shall have the meaning of the term “controller” set forth in applicable Data Protection Laws.

(31) “Data Protection Laws” shall mean any and all Laws concerning the privacy, protection and security of personal information Laws throughout the world, including the GDPR and any national law supplementing the GDPR (such as, in the United Kingdom, the Data Protection Act 2018), the California Consumer Privacy Act and any regulations, or regulatory requirements, guidance and codes of practice applicable to the Processing of Personal Data (as amended and/or replaced from time to time).

(32) “Disposition Date” shall mean the date upon which the Flex Group ceases to Beneficially Own, in the aggregate, a majority of the total voting power of the then outstanding shares of Nextracker PubCo Voting Stock with respect to the election of directors of the Nextracker PubCo Board.

(33) “Dispute Notice” shall have the meaning set forth in Section 8.1.

(34) “Disputes” shall have the meaning set forth in Section 8.1.

(35) “Distribution” shall have the meaning set forth in the Recitals.

(36) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and among Flex, Nextracker PubCo and Nextracker OpCo in the form attached hereto as Exhibit A.

(37) “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety (with regard to exposure to Hazardous Substances) or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances (including the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601 et seq. and similar state law), or otherwise relating to the manufacture, processing, distribution, use, labeling, treatment, storage, transport, disposal or handling of Hazardous Substances or products containing Hazardous Substances, all Laws with regard to the Hazardous Substance content of products, all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(38) “Environmental Liabilities” shall mean Liabilities relating to Environmental Law or the Release or threatened Release of or exposure to Hazardous Substances, including the following: (i) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; (ii) obligations arising under or pursuant to any applicable Environmental Law or Environmental Permit; (iii) the presence of Hazardous Substances or the introduction of Hazardous Substances to the environment at, in, on, under or migrating from any of the building, facility, structure or real property, including Liabilities relating to, resulting from or arising out of the investigation, remediation, or monitoring of such Hazardous Substances; (iv) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Substances (including asbestos-containing materials), at, in, on, under or migrating to or from any building, facility, structure or real property; (v) the transport, disposal, recycling, reclamation, treatment or storage, Release or threatened Release of Hazardous Substances at Off-Site Locations; and (vi) any agreement, decree, judgment, or order relating to the foregoing. The term “Environmental Liabilities” does not include Liabilities arising in connection with claims for injuries to persons or property from products sold by or services provided by the Group or their predecessors, including claims related to exposure to asbestos with respect to such products or services.

(39) “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.

(40) “Exchange Act” shall mean the United States Securities Exchange Act of 1934.

(41) “Exchange Agreement” shall mean the Exchange Agreement to be entered into among Nextracker PubCo, Nextracker LLC, TPG (or an Affiliate thereof), Newco and Newco Sub in connection with the IPO, if effected, as amended from time to time.

(42) “Excluded Environmental Liabilities” shall mean any and all Environmental Liabilities whether arising before, at or after the Operative Time, to the extent relating to, resulting from, or arising out of the past, present or future operation, conduct or actions of Flex Retained Business.

(43) “Financial Delivery Practices” shall have the meaning set forth in Section 7.1(c).

(44) “Financial Statements” shall mean the Annual Financial Statements and Quarterly Financial Statements, collectively.

(45) “FIUI” shall have the meaning set forth in the Preamble.

(46) “Flex” shall have the meaning set forth in the Preamble.

(47) “Flex Annual Statements” shall have the meaning set forth in Section 7.1(e).

(48) “Flex Asset Transferee” shall mean any Business Entity that is or will be a member of the Flex Group or a Subsidiary of Flex to which Flex Retained Assets shall be or have been transferred at or prior to the Operative Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Operative Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(49) “Flex Auditors” shall have the meaning set forth in Section 7.2(b).

(50) “Flex Board” shall have the meaning set forth in the Recitals.

(51) “Flex CSIs” shall have the meaning set forth in Section 2.10(d).

(52) “Flex D&O Indemnitees” shall have the meaning set forth in Section 9.3.

(53) “Flex Designee” shall have the meaning set forth in Section 7.3(a).

(54) “Flex Group” shall mean (i) Flex and each Person that is a direct or indirect Subsidiary of Flex as of immediately following the Operative Time; and (ii) each Business Entity that becomes a Subsidiary of Flex after the Operative Time.

(55) “Flex Indemnitees” shall mean each member of the Flex Group and each of their respective Affiliates from and after the Operative Time and each member of the Flex Group’s and such Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the Flex Group or their respective Affiliates) and each of the heirs, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Nextracker Indemnitees.

(56) “Flex Indemnitors” shall have the meaning set forth in Section 9.3.

(57) “Flex Ordinary Shares” shall have the meaning set forth in the Recitals.

(58) “Flex Personal Data” shall mean Personal Data of the Flex Group that is used in or by, or otherwise related to, any Flex Retained Business.

(59) “Flex Public Filings” shall have the meaning set forth in Section 7.1(l).

(60) “Flex Released Liabilities” shall have the meaning set forth in Section 5.1(a)(i).

(61) “Flex Retained Assets” shall mean:

(i) the Assets listed or described on Schedule 1.1(61) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by any member of the Flex Group, including for the avoidance of doubt all Flex Retained IP and Flex Personal Data;

(ii) any and all Assets that are owned, leased or licensed, at or prior to the Operative Time, by Flex and/or any of its Subsidiaries, that are not Nextracker Assets; and

(iii) any and all Assets that are acquired or otherwise becomes an Asset of the Flex Group after the Operative Time.

(62) “Flex Retained Business” shall mean (i) those businesses operated by the Flex Group prior to the Operative Time other than the Nextracker Business; and (ii) those Business Entities or businesses acquired or established by or for any member of the Flex Group after the Operative Time; provided that the Flex Retained Business shall not include any Nextracker Former Real Property.

(63) “Flex Retained IP” shall mean all Intellectual Property of the Flex Group or the Nextracker Group (including, for the avoidance of doubt, the Flex Retained Names) other than Nextracker Intellectual Property.

(64) “Flex Retained Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by any member of the Flex Group, and all agreements, obligations and other Liabilities of Flex or any member of the Flex Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all Liabilities of a member of the Flex Group to the extent relating to, arising out of or resulting from any Flex Retained Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the Nextracker Business);

(iii) the Liabilities listed on Schedule 1.1(64); and

(iv) any and all Liabilities of Flex and each of its Subsidiaries that are not Nextracker Liabilities.

(65) “Flex Retained Names” shall mean the names and marks set forth in Schedule 1.1(65), and any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.

(66) “Flex Transferee” shall have the meaning set forth in Section 7.10.

(67) “GAAP” shall mean accounting principles generally accepted in the United States of America, applied on a basis consistent within the Financial Statements.

(68) “GDPR” shall mean the General Data Protection Regulation (EU) 2016/679.

(69) “Government Official” shall mean (i) any elected or appointed governmental official; (ii) any employee or person acting for or on behalf of a governmental official, agency or enterprise performing a governmental function; (iii) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office; or (iv) any person otherwise categorized as a Government Official under local Law. As used in this definition, “Government” is meant to include all levels and subdivisions of U.S. and non-U.S. governments (i.e., local, regional or national and administrative, legislative or executive).

(70) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(71) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(72) “Group” shall mean (i) with respect to Flex, the Flex Group; and (ii) with respect to Nextracker PubCo and Nextracker OpCo, the Nextracker Group.

(73) “Hazardous Substances” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law or (c) per- and polyfluoroalkyl substances or mold that would reasonably be expected to have a material adverse impact on human health or property.

(74) “Indebtedness” shall mean, with respect to any Person, (i) the principal amount, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments; (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term; (iii) all liabilities secured by any Security Interest on any assets of such Person; (iv) all liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; (v) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; (vi) all interest bearing indebtedness for the deferred purchase price of property or services; (vii) all liabilities under any Credit Support Instruments; (viii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii); and (ix) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (viii).

(75) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(76) “Indemnifying Party” shall have the meaning set forth in Section 5.5(a).

(77) “Indemnitee” shall have the meaning set forth in Section 5.5(a).

(78) “Indemnity Payment” shall have the meaning set forth in Section 5.8(a).

(79) “Information” shall mean information, content and data (excluding Nextracker Personal Data and Flex Personal Data) in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal, Tax or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s products or facilities (including product or facility specifications and documentation; engineering, design and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(80) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier (excluding any captive insurance maintained by Flex or its Subsidiaries); or (ii) paid by an insurance carrier (excluding any captive insurance maintained by Flex or its Subsidiaries) on behalf of an insured, in either case net of any applicable deductible or retention.

(81) “Intellectual Property” shall mean all U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How (collectively, “Copyrights”); (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); (v) all applications and registrations for any of the foregoing; and (vi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

(82) “Internal Reorganization” shall mean the allocation and transfer or assignment of Assets and Liabilities (including entities holding Assets and/or Liabilities), including by means of the Conveyancing and Assumption Instruments, resulting in (i) the Nextracker Group owning and operating the Nextracker Business; and (ii) the Flex Group continuing to own and operate the Flex Retained Business.

(83) “IPO” shall have the meaning set forth in the Recitals.

(84) “IPO Disclosure Documents” shall mean the IPO Registration Statement and all exhibits thereto, any prospectuses, any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under the applicable employee benefit plans of Nextracker PubCo, in each case as filed or furnished by Nextracker PubCo with or to the Commission in connection with the IPO or filed or furnished by Flex with or to the Commission solely to the extent such documents relate to Nextracker PubCo, the Nextracker Group or the IPO.

(85) “IPO Effective Date” shall mean the date of the closing of the IPO.

(86) “IPO Registration Statement” shall mean the registration statement on Form S-l or equivalent form filed under the Securities Act, pursuant to which the Nextracker Class A Common Stock to be issued in the IPO, if effected, will be registered, together with all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act).

(87) “IT Assets” shall mean all software, computer systems, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

(88) “Law” shall mean applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(89) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, Taxes, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(90) “Liable Party” shall have the meaning set forth in Section 2.9(b).

(91) “LLCA” shall mean the Amended and Restated Limited Liability Company Agreement of Nextracker OpCo as amended from time to time.

(92) “Manufacturing Services Agreement” shall mean that certain Flextronics Manufacturing Services Agreement, dated February 18, 2015, by and between NEXTracker Inc. and Flextronics Industrial Ltd.

(93) “Merger” shall have the meaning set forth in Section 3.8.

(94) “Mutual Release” shall have the meaning set forth in Section 5.2.

(95) “Negotiation Period” shall have the meaning set forth in Section 8.1.

(96) “Newco” shall have the meaning set forth in the Recitals.

(97) “Newco Common Stock” shall have the meaning set forth in the Recitals.

(98) “Nextracker Asset Transferee” shall mean any Business Entity that is or will be a member of the Nextracker Group or a Subsidiary of Nextracker OpCo to which Nextracker Assets shall be or have been transferred at or prior to the Operative Time in connection with the Internal Reorganization, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Operative Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(99) “Nextracker Assets” shall mean, without duplication:

(i) all interests in the capital stock of, or any other equity interests in, the members of the Nextracker Group (other than Nextracker PubCo and Nextracker OpCo) held, directly or indirectly, by Flex immediately prior to the Operative Time;

(ii) the equity interests in the entities set forth on Schedule 1.1(99)(ii) held, directly or indirectly, by Flex immediately prior to the Operative Time;

(iii) any and all Assets (other than Cash Equivalents, which shall be governed solely by Section 2.13, and Assets listed on Schedule 1.1(99)(iii)) reflected on the Nextracker OpCo Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Nextracker OpCo or any member of the Nextracker Group subsequent to the date of the Nextracker OpCo Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Nextracker OpCo Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Nextracker OpCo Balance Sheet;

(iv) all Contracts primarily related to the Nextracker Business and any rights or claims arising thereunder, including any Contracts set forth on Schedule 1.1(99)(iv) (the “Nextracker Contracts”);

(v) (a) Intellectual Property primarily related to, or primarily used in, the Nextracker Business, including the Intellectual Property applications and registrations set forth on Schedule 1.1(99)(v) and (b) excluding Intellectual Property primarily related to the Flex Retained Business, all Intellectual Property created by any of the Nextracker Group Employees (as that term is defined in the Employee Matters Agreement) (the “Nextracker Intellectual Property”);

(vi) all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity and are held by a member of the Nextracker Group, or to the extent transferable, relate primarily to or, are used primarily in the Nextracker Business (other than to the extent that any member of the Flex Group benefits from such licenses, permits, registrations, approvals and authorizations in connection with the Flex Retained Business);

(vii) all Information primarily related to, or primarily used in, the Nextracker Business and all Nextracker Personal Data;

(viii) excluding any Intellectual Property (which is addressed in Section 1.1(99)(v) above), the IT Assets that are primarily used or primarily held for use in the Nextracker Business;

(ix) all office equipment and furnishings located at the physical site of which the ownership or a leasehold or sub leasehold interest is being transferred to or retained by a member of the Nextracker Group, and which as of the Operative Time is not subject to a lease or sublease back to a member of the Flex Group (excluding any such office equipment and furnishings owned by a third party);

(x) subject to Article IX, any rights of any member of the Nextracker Group under any insurance policies held by one or more members of the Nextracker Group and which provide coverage solely to one or more members of the Nextracker Group (excluding any insurance policies issued by any captive insurance company of the Flex Group); and

(xi) all other Assets (other than any Assets relating to Intellectual Property or Assets that are of the type that would be listed in clauses (v) through (x)) that are held by the Nextracker Group or the Flex Group immediately prior to the Operative Time and that are primarily used or primarily held for use in the Nextracker Business (the intention of this clause (xi) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the Operative Date, would have otherwise been classified as a Nextracker Asset based on the principles of this Section 1.1(99)); provided that no Asset shall be a Nextracker Asset solely as a result of this clause (xi) unless a written claim with respect thereto is made by Nextracker OpCo on or prior to the date that is 12 months after the Operative Time.

Notwithstanding anything to the contrary herein, (i) the Nextracker Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Flex Group (including all Flex Retained Assets) and (ii) to the extent any Nextracker Assets are used by the Flex Group to provide services to the Nextracker Group under the Transition Services Agreement, Nextracker Opco shall, and shall cause each other member of the Nextracker Group to, make such Nextracker Assets available to the member(s) of the Flex Group to the extent necessary for the Flex Group to provide any such service under the Transition Services Agreement.

(100) “Nextracker Auditors” shall have the meaning set forth in Section 7.2(a).

(101) “Nextracker Business” shall mean the businesses comprising the solar tracker business segment of the Flex Group, including the business and operations conducted prior to the Operative Time by any member of the Nextracker Group (including predecessors thereto), including the research, development, manufacturing, commercialization, and provision of products, services, and training related to (a) intelligent solar tracker solutions and distributed generation solar projects, and (b) TrueCapture, NX Navigator, NX Data Hub, NX Horizon, and NX Gemini, and including such businesses as are described in the IPO Registration Statement, or established by or for Nextracker PubCo or any of its Subsidiaries after the Operative Time, except for contract manufacturing services performed by the Flex Group related to the solar tracker business segment (where for clarity, such exception relates solely to the manufacturing of, but not to the research, development, commercialization, or provision of self-powered controllers, network control units, or other parts manufactured by the Flex Group for the solar tracker business segment).

(102) “Nextracker Class A Common Stock” shall have the meaning set forth in the Recitals.

(103) “Nextracker Class B Common Stock” shall mean the Class B common stock of Nextracker PubCo, par value $0.0001 per share.

(104) “Nextracker Common Stock” shall mean the Nextracker Class A Common Stock, the Nextracker Class B Common Stock and any other class of common stock of Nextracker PubCo.

(105) “Nextracker Debt Obligations” shall mean all Indebtedness of any member of the Nextracker Group.

(106) “Nextracker Disclosure” shall mean any form, statement, schedule or other material (other than the IPO Disclosure Documents) filed with or furnished to the Commission, including in connection with Nextracker PubCo’s obligations under the Securities Act and the Exchange Act, any other Governmental Entity, or holders of any securities of any member of the Nextracker Group, in each case, on or after the Operative Date by or on behalf of any member of the Nextracker Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(107) “Nextracker Environmental Liabilities” shall mean any and all Environmental Liabilities, whether arising before, at or after the Operative Time, to the extent relating to or resulting from or arising out of (i) the past, present or future operation, conduct or actions of the Nextracker Group, Nextracker Business or the past, present or future use of the Nextracker Assets; or (ii) the Nextracker Former Real Property, including any agreement, decree, judgment, or order relating to the foregoing entered into by Flex or any Affiliate of Flex prior to the Operative Time, but in any event excluding the Excluded Environmental Liabilities.

(108) “Nextracker Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(108).

(109) “Nextracker Former Real Property” shall mean any real property that at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily owned, leased or operated in connection with the Nextracker Business prior to the Operative Date.

(110) “Nextracker Group” shall mean Nextracker PubCo or Nextracker OpCo and each Person that is a direct or indirect Subsidiary of Nextracker PubCo or Nextracker OpCo as of the Operative Time (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of Nextracker PubCo or Nextracker OpCo after the Operative Time.

(111) “Nextracker Indemnitees” shall mean each member of the Nextracker Group and each of their respective Affiliates from and after the Operative Time and each member of the Nextracker Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the Nextracker Group or their respective Affiliates) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Flex Indemnitees.

(112) “Nextracker Liabilities” shall mean:

(i) any and all Liabilities solely to the extent relating to, arising out of or resulting from (a) the operation or conduct of the Nextracker Business, as conducted at any time prior to, at or after the Operative Time (including any such Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Nextracker Group and any and all Liability relating to, arising out of or resulting from any unclaimed property owned by the Nextracker Group); or (b) any Nextracker Asset, whether arising before, at or after the Operative Time (including any such Liability relating to, arising out of or resulting from Nextracker Contracts, Shared Contracts (solely to the extent such Liability relates to the Nextracker Business) and any real property and leasehold interests); provided, however, notwithstanding anything to the contrary, and as further described in, and subject to, the Employee Matters Agreement and Transition Services Agreement, the Nextracker Liabilities shall also include any and all Liabilities arising after the Operative Time to the extent relating to, arising out of or resulting from the employment of any employees of any member of the Flex Group who are primarily providing services to any member of the Nextracker Group pending transfer of the employment of such employees to a member of the Nextracker Group after the Operative Time;

(ii) the Liabilities set forth on Schedule 1.1(112)(ii) and any and all other Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by any member of the Nextracker Group, in each case solely to the extent related to the Nextracker Business, and all agreements, obligations and Liabilities of any member of the Nextracker Group under this Agreement or any of the Ancillary Agreements;

(iii) any and all Liabilities reflected on the Nextracker OpCo Balance Sheet (other than those in Schedule 1.1(112)(iii)) or, without duplication, the accounting records supporting such balance sheet and any Liabilities incurred by or for any member of the Nextracker Group subsequent to the date of the Nextracker OpCo Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Nextracker OpCo Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Nextracker OpCo Balance Sheet;

(iv) any and all Liabilities solely to the extent relating to, arising out of, or resulting from, whether prior to, at or after the Operative Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the Nextracker Business;

(v) any and all Nextracker Environmental Liabilities;

(vi) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the IPO Disclosure Documents, or (B) any Nextracker Disclosure;

(vii) for the avoidance of doubt, and without limiting any other matters that may constitute Nextracker Liabilities, any Liabilities relating to, arising out of or resulting from any Action solely to the extent related to the Nextracker Business, including all Actions listed on Schedule 1.1(112)(vii);

(viii) any product liability claims or other claims of third parties, including any and all product liabilities, whether such product liabilities are known or unknown, contingent or accrued, relating to loss of life or injury to persons due to exposure to asbestos prior to, at or after the Operative Time, solely to the extent relating to, arising out of or resulting from any product developed, designed, manufactured, marketed, distributed, leased or sold by the Nextracker Business;

(ix) all Liabilities solely to the extent relating to, arising out of or resulting from any Indebtedness of any member of the Nextracker Group or any Indebtedness secured exclusively by any of the Nextracker Assets; and

(x) any and all other Liabilities that are held by the Nextracker Group or the Flex Group immediately prior to the Operative Time that were inadvertently omitted or assigned that, had the parties given specific consideration to such Liability as of the Operative Date, would have otherwise been classified as a Nextracker Liability based on the principles set forth in this Section 1.1(112); provided, that no Liability shall be a Nextracker Liability solely as a result of this clause (x) unless a claim with respect thereto is made by Flex on or prior to the date that is 12 months after the Operative Time.

Notwithstanding the foregoing, the Nextracker Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Flex Group, (B) expressly discharged pursuant to Section 2.4(c) of this Agreement, or (C) Flex Retained Liabilities. For the avoidance of doubt, nothing contained herein shall limit the liability of any Flex Group member that is a party to the Manufacturing Services Agreement to the extent expressly provided for therein.

(113) “Nextracker Names” shall mean the names and marks set forth in Schedule 1.1(113), and any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.

(114) “Nextracker OpCo” shall have the meaning set forth in the Recitals.

(115) “Nextracker OpCo Balance Sheet” shall mean Nextracker OpCo’s unaudited pro forma combined balance sheet, including the notes thereto, as of October 1, 2021, attached hereto as Schedule 1.1(115).

(116) “Nextracker OpCo Board” shall have the meaning set forth in the Recitals.

(117) “Nextracker OpCo Common Units” shall have the meaning set forth in the Recitals.

(118) “Nextracker OpCo Preferred Units” shall have the meaning set forth in the Recitals.

(119) “Nextracker Personal Data” shall mean Personal Data of the Nextracker Group that is used in or by, or otherwise related to, any Nextracker Business.

(120) “Nextracker PubCo” shall have the meaning set forth in the Preamble.

(121) “Nextracker PubCo Board” shall mean the Board of Directors of Nextracker PubCo.

(122) “Nextracker PubCo Non-Voting Stock” shall mean any class or series of Nextracker PubCo capital stock, and any warrant, option or right in such stock, other than the Nextracker PubCo Voting Stock.

(123) “Nextracker PubCo Voting Stock” shall mean all classes and series of the capital stock of Nextracker PubCo entitled to vote generally with respect to the election of directors.

(124) “Nextracker Public Documents” shall have the meaning set forth in Section 7.1(h).

(125) “Nextracker Released Liabilities” shall have the meaning set forth in Section 5.1(a)(ii).

(126) “Nextracker Securities” shall mean any Nextracker Group capital stock (or other equity interests) and any rights, warrants or options to acquire Nextracker Group capital stock (or other equity interests) (including securities convertible into or exchangeable for Nextracker Group capital stock or into which such Nextracker Group capital stock (or other equity interests) is converted or exchanged).

(127) “Off-Site Location” shall mean any third party location that is not now nor has ever been owned, leased or operated by the Flex Group or the Nextracker Group or any of their respective predecessors. “Off-Site Location” does not include any property that is adjacent to or neighboring any property formerly, currently or in the future owned, leased or operated by the Flex Group, the Nextracker Group, or their respective predecessors that has been impacted by Hazardous Substances released from such properties.

(128) “Operative Date” shall mean February 1, 2022 as set forth in the Recitals.

(129) “Operative Time” shall mean 11:59 p.m., New York time, on the Operative Date.

(130) “Other Disposition” shall have the meaning set forth in the Recitals.

(131) “Other Party” shall have the meaning set forth in Section 2.9(a).

(132) “Party” and “Parties” shall have the meanings set forth in the Preamble.

(133) “Permitted Information” shall have the meaning set forth in Section 7.9(a).

(134) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(135) “Personal Data” means all data or information that (a) identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person, or (b) is defined as “personal information,” “personal data,” “personally identifiable information,” “nonpublic information,” or any similar term under any applicable shall Data Protection Laws.

(136) “Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

(137) “Prime Rate” shall mean the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Flex) or any similar release by the Federal Reserve Board (as determined by Flex). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

(138) “Privilege” shall have the meaning set forth in Section 6.6(a).

(139) “Privileged Information” shall have the meaning set forth in Section 6.6(a).

(140) “Processing” (and its cognates) shall have the meaning set forth in applicable Data Protection Laws.

(141) “Quarterly Financial Statements” shall have the meaning set forth in Section 7.1(d).

(142) “Registration Rights Agreement” shall mean the Registration Rights Agreement by and between Nextracker PubCo and each of the Holders (as such term is defined therein) party thereto.

(143) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, soil vapor, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(144) “Released Insurance Matters” shall have the meaning set forth in Section 9.1(d).

(145) “Section 16 Reports” shall have the meaning set forth in Section 7.1(h).

(146) “Securities Act” shall mean the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

(147) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(148) “Separation” shall have the meaning set forth in the Recitals.

(149) “Separation Plan” shall have the meaning set forth in Section 2.14(b).

(150) “Services” shall have the meaning set forth in the Transition Services Agreement.

(151) “Shared Contract” shall have the meaning set forth in Section 2.3(a).

(152) “Shared Policies” shall mean (i) Policies in existence prior to the Operative Date where both the Flex Retained Business and the Nextracker Business are eligible for coverage or (ii) where the employees, officers, directors or agents of both the Flex Retained Business and Nextracker Business are eligible for coverage.

(153) “Subsidiary” shall mean with respect to any Person (i) a corporation, 50% or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person; and (ii) any other Person in which such Person, directly or indirectly, owns 50% or more of the equity or economic interest thereof or has the power to elect or direct the election of 50% or more of the members of the governing body of such entity. It is expressly agreed that, from and after the Operative Time, solely for purposes of this Agreement, no member of the Nextracker Group shall be deemed a Subsidiary of any member of the Flex Group.

(154) “Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or non-United States Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

(155) “Tax Contest” shall mean any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding concerning any Taxes for which a Party or its Affiliate may be liable.

(156) “Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

(157) “Taxing Authority” shall mean any Governmental Entity or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

(158) “Third-Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any member of its Group) and any other Persons (other than either Party or any member of its respective Groups) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Nextracker Assets or Nextracker Liabilities, or Flex Retained Assets or Flex Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II).

(159) “Third-Party Claim” shall have the meaning set forth in Section 5.5(b).

(160) “Third-Party Proceeds” shall have the meaning set forth in Section 5.8(a).

(161) “TMA” has the meaning set forth in Exhibit E.

(162) “Total Number of Directors” shall mean the total number of directors constituting the Nextracker PubCo Board or Nextracker OpCo Board, as applicable.

(163) “TPG” has the meaning set forth in the Recitals.

(164) “TPG Unit Purchase Agreement” shall have the meaning set forth in the Recitals.

(165) “TRA” has the meaning set forth in Exhibit E.

(166) “Transaction-Related Expenses” shall have the meaning set forth in Section 10.5(a).

(167) “Transactions” shall have the meaning set forth in the Recitals.

(168) “Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term “Transferred” shall have its correlative meaning.

(169) “Transition Services Agreement” shall mean the Transition Services Agreement by and among FIUI, Nextracker PubCo and Nextracker OpCo in the form attached hereto as Exhibit B.

(170) “Underwriters” shall mean the managing underwriters for the IPO.

(171) “Underwriting Agreement” shall mean the underwriting agreement by and among Nextracker PubCo, Nextracker OpCo and the Underwriters as representatives of the several underwriters named therein with respect to the IPO, if effected.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Flex” shall also be deemed to refer to the applicable member of the Flex Group, references to “Nextracker OpCo” shall also be deemed to refer to the applicable member of the Nextracker Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Flex or Nextracker OpCo shall be deemed to require Flex or Nextracker OpCo, as the case may be, to cause the applicable members of the Flex Group or the Nextracker Group, respectively, to take, or refrain from taking, any such action. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, whenever a Party’s consent is required under this Agreement, such consent may be withheld, delayed or conditioned by such Party in its sole and absolute discretion, and whenever any action hereunder is at a Party’s discretion, such action shall be at such Party’s sole and absolute discretion. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

Section 1.3 Amendment and Restatement. The Parties to this Agreement hereby agree that this Agreement amends and restates in its entirety the Existing Separation Agreement.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, including the completion of the Internal Reorganization, a portion of which may have already been implemented prior to the Operative Date.

Section 2.2 Restructuring; Transfer of Assets; Assumption of Liabilities.

(a) Internal Reorganization. Prior to the Operative Time, except for transfers contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Operative Time, the Parties shall complete the Internal Reorganization, including by taking the actions referred to in Section 2.2(b) and Section 2.2(c) below.

(b) Transfer of Assets. At or prior to the Operative Time (it being understood that some of such Transfers may occur following the Operative Time in accordance with Section 2.2(a) and Section 2.6), pursuant to the Conveyancing and Assumption Instruments and in connection with the Contribution:

(i) Nextracker OpCo and Flex shall, and shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (A) the respective Flex Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the Flex Retained Assets and the applicable Flex Asset Transferee shall accept from Flex or Nextracker OpCo and the applicable members of the Flex Group or the Nextracker Group all of Flex’s, Nextracker OpCo’s and the other members of the Flex Group’s or the Nextracker Group’s respective direct or indirect rights, title and interest in and to the applicable Assets, including all of the outstanding shares of capital stock or other ownership interests, that are included in the Flex Retained Assets, and (B) Nextracker OpCo and/or the respective Nextracker Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Nextracker Assets, and the applicable Nextracker Asset Transferees shall accept from Flex and the applicable members of the Flex Group, all the members of the Flex Group’s respective direct or indirect rights, title and interest in and to the applicable Assets, including all of the outstanding shares of capital stock or other ownership interests, that are included in the Nextracker Assets.

(ii) Any costs and expenses incurred after the Operative Time to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.6) shall be paid as set forth in Section 10.5. Other than costs and expenses incurred in accordance with the foregoing sentence or as otherwise provided in an Ancillary Agreement, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).

(c) Assumption of Liabilities. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, in connection with the Internal Reorganization and the Contribution or, if applicable, from and after the Operative Time (i) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, Flex shall, or shall cause a member of the Flex Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Flex Retained Liabilities; and (ii) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, Nextracker OpCo shall, or shall cause a member of the Nextracker Group to, Assume all of the Nextracker Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Operative Time, (C) whether accruals for such Liabilities have been transferred to Nextracker OpCo or included on a combined balance sheet of the Nextracker Business or whether any such accruals are sufficient to cover such Liabilities, (D) where or against whom such Liabilities are asserted or determined, (E) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Flex Group or the Nextracker Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (F) which entity is named in any Action associated with any Liability, or (G) any benefits, or lack thereof, that have been or may be obtained by the Flex Group or the Nextracker Group in respect of such Liabilities.

(d) Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that Section 2.6, to the extent provided therein, shall apply thereto.

(e) It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have occurred prior to the Operative Date and, as a result, no additional Transfers or Assumptions by any member of the Flex Group or the Nextracker Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. Moreover, to the extent that any member of the Flex Group or the Nextracker Group, as applicable, is liable for any Flex Retained Liability or Assumed Liability, respectively, by operation of law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Flex Group or the Nextracker Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(c) and, accordingly, no other member of such Group shall Assume and such Liability in connection with Section 2.2(c).

Section 2.3 Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a) and Section 2.2(b):

(a) Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Contract that is listed on Schedule 2.3(a) (a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Operative Time, so that each Party or the members of their respective Groups as of the Operative Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(d)), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, a Flex Retained Asset or Nextracker Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than six months after the Operative Date (unless the term of a Shared Contract (excluding any extensions thereof) ends at a later date, in which case for a period ending on such date), take such other reasonable and permissible actions to cause such member of the Nextracker Group or the Flex Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Nextracker Business or the Flex Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3; provided that the Party for which such Shared Contract is a Flex Retained Asset or a Nextracker Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be, and (B) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that, the Party for which such Shared Contract is, as applicable, a Flex Retained Asset or Nextracker Asset, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).

(b) Unless otherwise determined by Flex in its sole discretion, each of Flex and Nextracker OpCo shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Operative Time, and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or good faith resolution of a Tax Contest).

Section 2.4 Intercompany Accounts, Loans and Agreements.

(a) Except as set forth in Section 5.1(b), all intercompany receivables and payables (other than (x) intercompany loans (which shall be governed by Section 2.4(c)), (y) receivables or payables otherwise specifically provided for on Schedule 2.4(a), and (z) payables created or required by this Agreement, any Ancillary Agreement or any Continuing Arrangements) and intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system between any member of the Flex Group, on the one hand, and any member of the Nextracker Group, on the other hand, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Operative Time, shall continue to be outstanding after the Operative Time and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or if such terms and conditions are not set forth in writing, such obligation shall be satisfied within 30 days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder; and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an intercompany account.

(b) As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Operative Time by one Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

(c) Except as set forth on Schedule 2.4(c), each of Flex or any member of the Flex Group, on the one hand, and Nextracker OpCo or any member of the Nextracker Group, on the other hand, will settle with the other Party, as the case may be, all intercompany loans, including any promissory notes, owned or owed by the other Party on or prior to the Operative Date, except as otherwise agreed to in good faith by the Parties in writing on or after the Operative Date, it being understood and agreed by the Parties that all guarantees and Credit Support Instruments shall be governed by Section 2.10.

Section 2.5 [Reserved]

Section 2.6 Transfers Not Effected at or Prior to the Operative Time; Transfers Deemed Effective as of the Operative Time.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated at or prior to the Operative Time, the Parties shall, except as set forth in Schedule 2.6, use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Operative Time as shall be practicable, including, for the avoidance of doubt, the Transfer of any Assets to (and Assumption of any related Liabilities by) a newly-formed Subsidiary of the Nextracker Group organized under the Laws of the People’s Republic of China promptly after its formation from Flextronics (Shanghai) China Co. Ltd (as an Asset Transferor) and the Transfer of any Assets and employees to (and Assumption of any related Liabilities by) a newly-formed Subsidiary of the Nextracker Group (Nextracker Brasil Ltda.) organized under the Laws of Brazil promptly after its formation from Flextronics International Tecnologia, Ltda. (as an Asset Transferor). Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Operative Time, except as set forth in Schedule 2.6, (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto); and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.3) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Operative Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Operative Time to the relevant member or members of the Flex Group or the Nextracker Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Operative Time, except as set forth in Schedule 2.6 and subject to Section 2.2(c) and Section 2.9(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Operative Time.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise, except as set forth in Section 2.6, shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability; and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

(d) With respect to Assets and Liabilities described in Section 2.6(a), each of Flex and Nextracker OpCo shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Operative Time, and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Operative Time; and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Law or good faith resolution of a Tax Contest).

Section 2.7 Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the Operative Date by the appropriate entities to the extent not executed prior to the Operative Date, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8 Further Assurances; Ancillary Agreements.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Operative Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Operative Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (except as provided in Section 2.2(b)(ii) and Section 2.6(c)) from and after the Operative Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party (except as provided in Section 2.2(b)(ii) and Section 2.6(c)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c) Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.6.

(d) At or prior to the Operative Time, each of Flex and Nextracker OpCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

(e) On or prior to the Operative Date, Flex and Nextracker OpCo in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any member of the Flex Group or the Nextracker Group, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.9 Novation of Liabilities; Indemnification.

(a) Each Party, at the request of any member of the other Party’s Group (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.3) and Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10), but solely to the extent that the Parties are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by applicable Law, to obtain in writing the unconditional release of the applicable Other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). In addition, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the Other Party at its own cost will use commercially reasonable efforts to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the Other Party (or any member of such requesting Party’s Group) has been allocated pursuant to this Article II, and the Other Party will cooperate and assist in any required communication with any plaintiff or other related third party.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.9(a), the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Operative Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); (iii) file Actions in the name of the Other Party (or the applicable member of such Other Party’s Group) in connection with such Contract or license; and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (y) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.9(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case such Other Party shall be responsible for such Liabilities; it being understood that any exercise of rights under this Agreement by such Other Party shall not be deemed to be willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9.

Section 2.10 Guarantees; Credit Support Instruments.

(a) Except as otherwise specified in any Ancillary Agreement or in respect of those guarantees set forth on Schedule 2.10(a)(i), at or prior to the Operative Time or as soon as practicable thereafter, (i) Flex shall (with the reasonable cooperation of the applicable member of the Nextracker Group) use its commercially reasonable efforts to have each member of the Nextracker Group removed as guarantor of or obligor for any Flex Retained Liability to the fullest extent permitted by applicable Law, and (ii) Nextracker OpCo shall (with the reasonable cooperation of the applicable member of the Flex Group) use commercially reasonable efforts to have each member of the Flex Group removed as guarantor of or obligor for any Nextracker Liability, to the fullest extent permitted by applicable Law, to the extent that they relate to Nextracker Liabilities.

(b) At or prior to the Operative Time, to the extent required to obtain a release from a guaranty pursuant to Section 2.10(a):

(i) of any member of the Flex Group, Nextracker OpCo (or the appropriate member of the Nextracker Group) shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Nextracker OpCo (or the appropriate member of the Nextracker Group) or would be reasonably unable to comply, or (B) which would be reasonably expected to be breached; and

(ii) of any member of the Nextracker Group, Flex (or the appropriate member of the Flex Group) shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Flex (or the appropriate member of the Flex Group) would be reasonably unable to comply, or (B) which would be reasonably expected to be breached.

(c) If Flex or Nextracker OpCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) Flex, to the extent a member of the Flex Group has assumed the underlying Liability with respect to such guaranty, or Nextracker OpCo, to the extent a member of the Nextracker Group has assumed the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article V) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; (ii) Nextracker OpCo shall reimburse the applicable member of the Flex Group for all out-of-pocket expenses incurred by it arising out of or related to any such guaranty; and (iii) each of Flex and Nextracker OpCo, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its limits under, or Transfer to a third party, any loan, guaranty, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.

(d) Flex and Nextracker OpCo shall cooperate and Nextracker OpCo shall use commercially reasonable efforts to replace all Credit Support Instruments issued by Flex or other members of the Flex Group on behalf of or in favor of any member of the Nextracker Group or the Nextracker Business (the “Flex CSIs”) as promptly as practicable with Credit Support Instruments from Nextracker OpCo or a member of the Nextracker Group as of the Operative Time. With respect to any Flex CSIs that remain outstanding after the Operative Time, (i) Nextracker OpCo shall, and shall cause the members of the Nextracker Group to, jointly and severally indemnify and hold harmless the Flex Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Flex CSIs in accordance with the terms thereof; (ii) Nextracker OpCo shall reimburse the applicable member of the Flex Group for all out-of-pocket expenses incurred by it arising out of or related to any such Credit Support Instrument; and (iii) without the prior written consent of Flex, Nextracker OpCo shall not, and shall not permit any member of the Nextracker Group to, enter into, renew or extend the term of, increase its limit under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which Flex or any member of the Flex Group has issued any Credit Support Instruments which remain outstanding. Neither Flex nor any member of the Flex Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Nextracker Group or the Nextracker Business after the expiration of any such Credit Support Instrument.

(e) Notwithstanding anything to the contrary contained herein, from and after such time as the Flex Group no longer Beneficially Owns 50% or more of the outstanding Nextracker Securities and the Nextracker Group is no longer consolidated into the financial statements of the Flex Group under GAAP (the “Deconsolidation Date”), if any guarantee or Credit Support Instrument provided by any member of the Flex Group for the benefit of any member of the Nextracker Group remains outstanding as of the Deconsolidation Date, then the Nextracker Group shall provide the Flex Group, no later than the Deconsolidation Date, adequate collateral in form and substance reasonably satisfactory to Flex (e.g., a letter of credit) and in such amounts, the effect of which is to fully offset any Liability under GAAP of any member of the Flex Group with respect to such guaranty or Credit Support Instrument that remains outstanding as of the Deconsolidation Date.

Section 2.11 Disclaimer of Representations and Warranties.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, EACH OF FLEX (ON BEHALF OF ITSELF AND EACH MEMBER OF THE FLEX GROUP), NEXTRACKER PUBCO AND NEXTRACKER OPCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE NEXTRACKER GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST; AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of Flex (on behalf of itself and each member of the Flex Group), Nextracker PubCo and Nextracker OpCo (in each case, on behalf of itself and each member of the Nextracker Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.11(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Flex or any member of the Flex Group, on the one hand, and Nextracker PubCo and Nextracker OpCo or any member of the Nextracker Group, on the other hand, are jointly or severally liable for any Flex Liability or any Nextracker Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c) Flex hereby waives compliance by itself and each and every member of the Flex Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Flex Assets to Flex or any member of the Flex Group.

(d) Nextracker OpCo hereby waives compliance by itself and each and every member of the Nextracker Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Nextracker Assets to Nextracker OpCo or any member of the Nextracker Group.

Section 2.12 Nextracker Financing Arrangements. Nextracker OpCo (together with any other relevant members of the Nextracker Group as may be contemplated) shall negotiate in good faith the Nextracker Financing Arrangements, on such terms and conditions as shall be determined by the Board of Managers of Nextracker OpCo and subject to the consent rights set forth in the LLCA (including the amount that shall be borrowed and/or committed pursuant to the Nextracker Financing Arrangements and the terms and interest rates for such borrowings). Flex and Nextracker OpCo shall participate in the preparation of all materials and presentations, execute and deliver such documents and agreements and take such other actions as may be reasonably necessary or requested by Flex to secure funding pursuant to the Nextracker Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Nextracker Financing Arrangements. The Parties agree that Nextracker OpCo, and not Flex, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Flex Group or the Nextracker Group associated with the Nextracker Financing Arrangements.

Section 2.13 Cash Management.

(a) From Operative Date until the Operative Time, subject to the receipt of the approval of the holders of limited liability company interests of Nextracker OpCo to the extent expressly required by the limited liability company agreement of Nextracker OpCo then in effect, Flex and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all Cash Equivalents generated by the Nextracker Business and the Nextracker Assets in Flex’s sole discretion. Except as provided in this Section 2.13, all Cash Equivalents held by any member of the Nextracker Group as of the Operative Time shall be a Nextracker Asset and all Cash Equivalents held by any member of the Flex Group as of the Operative Time shall be a Flex Retained Asset. To the extent that following the Operative Time any Cash Equivalents are required to be transferred from any member of the Flex Group to any member of the Nextracker Group or from any member of the Nextracker Group to any member of the Flex Group to make effective the Internal Reorganization or the Contribution pursuant to this Agreement and the Ancillary Agreements (including if required by Law or regulation to effect the foregoing), but excluding for the avoidance of doubt, any payments made by any member of the Flex Group to any member of the Nextracker Group pursuant to Continuing Arrangements, the Party receiving such Cash Equivalents shall promptly transfer an amount in cash equal to such transferred Cash Equivalents back to the transferring Party so as not to override the allocations of Assets, Liabilities and expenses related to the Internal Reorganization and the Contribution contemplated by this Agreement and the Ancillary Agreements.

(b) Any payment made in accordance with this Section 2.13 shall be treated in accordance with the terms of Section 10.21.

Section 2.14 Separation.

(a) Flex will cause the Separation to be effected in a commercially-reasonable, orderly, timely and complete manner in accordance with this Agreement, the Ancillary Agreements and in a manner that is consistent with transactions of similar nature.

(b) The current plan of Separation (the “Separation Plan”) will be implemented in a commercially reasonable manner in order to minimize both cost and disruption to the ongoing business activities of the Nextracker Group and each such member’s business.

(c) Flex shall keep Nextracker reasonably informed about the status of the Separation Plan, including any potential material deviations from the Separation Plan, and shall consult with Nextracker regarding any such material deviations.

(d) Following the Closing, each of Flex and Nextracker OpCo shall, or shall cause their applicable Affiliates to, promptly negotiate, in good faith, and use reasonable best efforts to promptly finalize and, where applicable, execute and deliver such agreements listed on Exhibit E hereto.

ARTICLE III

THE IPO AND ACTIONS PENDING THE IPO; OTHER TRANSACTIONS

Section 3.1 Formation of Nextracker PubCo; The IPO.

(a) Following the Operative Time, Flex may, determine, subject to the consent rights contained in the LLCA (i) whether to cause Newco to form Nextracker PubCo and (ii) the terms of the certificate of incorporation and bylaws of Nextracker PubCo to be in effect prior to the adoption by Nextracker PubCo of the Charter and Bylaws in accordance with Section 3.3.

(b) Following the Operative Time and subject to the consent rights set forth in the LLCA, Flex may, in its sole and absolute discretion, determine (i) whether to proceed with the IPO and (ii) the terms of the IPO, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the IPO and the timing and conditions to the consummation of the IPO. In addition, subject to the terms of the Underwriting Agreement and the LLCA, Flex may, at any time and from time to time until the consummation of the IPO, modify or change the terms of the IPO, including by accelerating or delaying the timing of the consummation of all or part of, or terminating, the IPO.

Section 3.2 IPO Cooperation. Subject to the consent rights set forth in the LLCA, upon Flex’s request, Nextracker PubCo and Nextracker OpCo shall cooperate with Flex to accomplish the IPO and shall, at Flex’s direction, promptly take any and all actions necessary or desirable to effect the IPO on terms determined by Flex in its sole discretion. In furtherance thereof, to the extent not undertaken and completed prior to the execution of this Agreement, upon Flex’s request (but in all cases, subject to any consent rights set forth in the LLCA):

(a) Nextracker PubCo shall file the IPO Registration Statement, and any amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by the Underwriting Agreement, the Commission and applicable Law, including federal, state or foreign securities Laws. Nextracker PubCo and Nextracker OpCo shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Nextracker Class A Common Stock under the Exchange Act, and any registration statements or amendments thereto that are required in connection with the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Nextracker PubCo and Nextracker OpCo shall enter into the Underwriting Agreement, in form and substance satisfactory to Flex and shall comply with its obligations thereunder.

(c) Nextracker PubCo and Nextracker OpCo shall take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO.

(d) Nextracker PubCo and Nextracker OpCo shall participate in the preparation of materials and presentations as any of Flex and the Underwriters shall deem necessary or desirable in connection with the IPO.

(e) Nextracker PubCo and Nextracker OpCo shall cooperate in all respects with Flex and the Underwriters in connection with the pricing of the Nextracker Class A Common Stock to be issued in the IPO and the timing of the IPO and shall, at any such Person’s request, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

(f) Nextracker PubCo shall prepare, file and make effective an application for listing of the Nextracker Class A Common Stock issued in the IPO on the Nasdaq Global Select Market, and shall comply with the listing standards and requirements related thereto.

Section 3.3 Organizational Documents. Prior to the IPO Effective Date, upon Flex’s request, subject to any applicable consent rights in the LLCA, Nextracker PubCo shall take all actions that may be required to provide for the adoption by Nextracker PubCo of the Amended and Restated Certificate of Incorporation of Nextracker PubCo substantially in the form attached as Exhibit C (the “Charter”) and the Amended and Restated Bylaws of Nextracker PubCo substantially in the form attached as Exhibit D (the “Bylaws”), as reasonably amended in a manner consistent with then-market terms at the advice of the underwriters to enhance marketability, to be effective as of the IPO Effective Date.

Section 3.4 Directors. At or prior to the IPO Effective Date, Flex shall take all necessary action to cause the Nextracker PubCo Board to include, as of the IPO Effective Date, the individuals identified in the IPO Registration Statement as directors of Nextracker PubCo upon completion of the IPO.

Section 3.5 Officers. At or prior to the IPO Effective Date, Flex shall take all necessary action to cause the individuals identified as officers of Nextracker PubCo in the IPO Registration Statement to be officers of Nextracker PubCo on or prior to the IPO Effective Date.

Section 3.6 Resignations and Removals.

(a) In connection with an IPO, except as provided in Section 3.6(b), on or prior to the IPO Effective Date or as soon thereafter as practicable, (i) Flex shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the Nextracker Group) to resign or be removed, effective as of the IPO Effective Date, from all positions as officers or directors of any member of the Nextracker Group in which they serve; and (ii) each of Nextracker PubCo and Nextracker OpCo shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the IPO Effective Date, from all positions as officers or directors of any members of the Flex Group in which they serve.

(b) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the IPO Registration Statement as a Person who is to hold such position or office following the IPO.

Section 3.7 The Distribution or Other Disposition.

(a) Flex shall, in its sole and absolute discretion, determine (i) whether to proceed with all or part of the Distribution or Other Disposition; and (ii) all terms of the Distribution or Other Disposition, as applicable, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution or Other Disposition and the timing of and conditions to the consummation of the Distribution or Other Disposition. In addition, in the event that Flex determines to proceed with the Distribution or Other Disposition, Flex may at any time and from time to time until the completion of the Distribution or Other Disposition abandon, modify or change any or all of the terms of the Distribution or Other Disposition, including by accelerating or delaying the timing of the consummation of all or part of the Distribution or Other Disposition.

(b) Upon Flex’s request, Nextracker PubCo and Nextracker OpCo shall cooperate with Flex in all respects to accomplish the Distribution or Other Disposition and shall, at Flex’s direction, promptly take any and all actions necessary or desirable to effect the Distribution or Other Disposition, including the registration under the Securities Act of the offering of the Nextracker Class A Common Stock on an appropriate registration form or forms to be designated by Flex and the filing of any necessary documents pursuant to the Exchange Act. Flex shall select any investment bank(s), manager(s), underwriter(s) or dealer-manager(s) in connection with the Distribution or Other Disposition, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting, Tax and other advisors and service providers in connection with the Distribution or Other Disposition, as applicable. Nextracker PubCo or Nextracker OpCo and Flex, as the case may be, shall provide to the exchange agent all share certificates (to the extent certificated) or book-entry authorizations (to the extent not certificated) and any information required in order to complete the Distribution or Other Disposition.

Section 3.8 Newco Merger. FIUI shall have the right, exercisable at any time following the IPO, at FIUI’s sole expense, subject to preserving the tax-free treatment, for U.S. federal income tax purposes, of the Distribution or Other Disposition, to require Nextracker PubCo, following the dividend or distribution of the equity of Newco to the holders of Flex Ordinary Shares, to use commercially reasonable efforts and fully cooperate with the Flex Group to, at FIUI’s option, effect a merger of Newco with a wholly owned subsidiary of Nextracker PubCo (“Merger Sub”) which will be formed by Nextracker PubCo immediately prior to entry into an agreement and plan of merger that includes a one-for-one exchange and other customary terms and customary conditions with respect to any such merger (the “Merger Agreement”) with Newco surviving as a wholly owned subsidiary of Nextracker PubCo in a tax-free transaction under Section 368(a) of the Code (a “Merger”). Newco shall be a wholly owned subsidiary of FIUI that has no material assets other than interests in Newco Sub and Nextracker OpCo, and no liabilities except liabilities arising as a result of the ownership of the interests in Newco Sub or Nextracker OpCo and any liabilities allocated to Newco pursuant to the TMA. Newco Sub shall be a wholly owned subsidiary of Newco that has no material assets other than interests in Nextracker OpCo, and no liabilities other than those arising as a result of the ownership of the interests in Nextracker OpCo. At FIUI’s request, at any time whether before or after the IPO, Nextracker PubCo shall use commercially reasonable efforts and fully cooperate with the Flex Group to submit the Merger Agreement for approval by the Boards of Director and shareholders of Nextracker PubCo and Merger Sub, to the extent required under Delaware law, and cause the Merger Agreement to be executed and delivered by authorized officers of each of Nextracker PubCo and Merger Sub, and take all other actions reasonably necessary to adopt and approve the Merger Agreement, to be operative when and if FIUI so elects to effect the Merger following the IPO.

ARTICLE IV

CERTAIN COVENANTS

Section 4.1 Cooperation. From and after the Operative Time, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement; (ii) reasonably assist the other Party in the orderly and efficient transition in becoming a separate company to the extent set forth in the Transition Services Agreement or as otherwise set forth herein (including, but not limited to, complying with Article V, Article VI and Article IX); and (iii) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.

Section 4.2 Retained Names; IP Licenses.

(a) As soon as practicable, but in no event no later than 60 days following the Operative Date, Nextracker PubCo and Nextracker OpCo shall, and shall cause the members of the Nextracker Group, to (i) change their names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove any reference to the Flex Retained Names; and (ii) cease to make any use of any Flex Retained Names except with Flex’s written consent prior to any such use. No later than two years following the date of one or more Distributions, the cumulative effect of which is that the Flex Group no longer Beneficially Owns more than 10% of the then outstanding Nextracker Securities, Nextracker PubCo and Nextracker OpCo shall, and shall cause the members of the Nextracker Group, to remove, strike over, or otherwise obliterate all Flex Retained Names from all assets and other materials owned by or in the possession of any member of the Nextracker Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Following the date of one or more Distributions, the cumulative effect of which is that the Flex Group no longer Beneficially Owns any Nextracker Securities, Nextracker PubCo and Nextracker OpCo shall, and shall cause the members of the Nextracker Group to, immediately cease to hold themselves out as having any affiliation with Flex or any members of the Flex Group. Promptly following the Operative Date, Nextracker PubCo and Nextracker OpCo shall post a disclaimer in a form and manner reasonably acceptable to Flex on the “www.nextracker.com” website informing its customers that Nextracker PubCo and Nextracker OpCo, and not Flex, are responsible for the operation of the Nextracker Business, including such website and any applicable services. Any use by the members of the Nextracker Group of any of the Flex Retained Names as permitted in this Section 4.2(a) is subject to their use of the Flex Retained Names in a form and manner, and with standards of quality, of that in effect for the Flex Retained Names as of the Operative Date. The members of the Nextracker Group shall not use the Flex Retained Names in a manner that may reflect negatively on such name and marks or on Flex or any member of the Flex Group. Upon expiration or termination of the rights granted to the Nextracker Group pursuant to this Section 4.2, each of Nextracker PubCo and Nextracker OpCo hereby assigns, and shall cause the other members of the Nextracker Group to assign, to Flex their rights (if any) to any Trademarks forming a part of or associated with the Flex Retained Names. Flex shall have the right to terminate the foregoing license, effective immediately, if any member of the Nextracker Group fails to comply with the foregoing terms and conditions or otherwise fails to comply with any reasonable direction of Flex in relation to use of the Flex Retained Names. Each of Nextracker PubCo and Nextracker OpCo shall indemnify, defend and hold harmless Flex and the members of the Flex Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of the Nextracker Group of the Flex Retained Names pursuant to this Section 4.2(a).

(b) Notwithstanding anything to the contrary in this Agreement, at all times after the Operative Date, the Flex Group may use the Nextracker Names, and the Nextracker Group may use the Flex Retained Names, (i) to the extent required by applicable Law; (ii) to describe the history of or current state of the relationship between the Flex Group and the Nextracker Group; (iii) on tangible and intangible materials created prior to the Separation that are used by the Flex Group for internal purposes only; (iv) on historical legal and business agreements and documents; or (v) in any other manner that would not constitute infringement of any of the Nextracker Names or the Flex Retained Names, as applicable, provided, in the case of this clause (v), the Nextracker Group shall use the Flex Retained Names only to the extent necessary to comply with its obligations under Section 4.2(a).

(c) Flex (on behalf of itself and the Flex Group) hereby grants (and hereby causes each member of the Flex Group to grant) to the Nextracker Group, effective as of the Operative Date, a worldwide, fully paid-up, royalty-free, irrevocable, perpetual, non-exclusive license under and to all Licensed Business IP for any and all uses in connection with the operation of the Nextracker Business and any natural evolutions or organic growth thereof (including to make, have made, use, sell, offer to sell, and import any product or service, to reproduce, make derivative works of, distribute, display and perform any work, and to use such Intellectual Property), with the right to sublicense (including through multiple tiers). The Nextracker Group may assign and otherwise transfer such license, in whole or in part, (i) to any lender or other financing source as collateral security, (ii) to an Affiliate, or (iii) in connection with any assignment, sale, merger, or other transfer of all or any part of the business or a product line of any member of the Nextracker Group (regardless of the form of transaction or series of transactions). “Licensed Business IP” means all Intellectual Property (other than Trademarks) and Information that is (x) owned as of the Operative Date (taking into account the transactions contemplated by this Agreement) by any member of the Flex Group and (y) related to, used or held for use in, or necessary for the conduct of the Nextracker Business.

(d) Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.2 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, Flex and the members of the Flex Group shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 4.2.

Section 4.3 No Restriction on Competition(a) . It is the explicit intent of each of the Parties that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any party hereto to engage in any business or other activity which competes with the business of any other Party hereto; or (ii) the ability of any party to engage in any specific line of business or engage in any business activity in any specific geographic area.

Section 4.4 No Hire and No Solicitation of Employees(a) . From and after the Operative Date and until the first anniversary of the Operative Date, except as set forth on Schedule 4.4, none of Flex, Nextracker PubCo, Nextracker OpCo or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, agree to an employment, contractual or other relationship or otherwise hire, retain or employ any employee of any other Party’s respective Group. From and after the Operative Date and until the first anniversary of the Operative Date, none of Flex, Nextracker PubCo, Nextracker OpCo or any member of their respective Groups will, without the prior written consent of the other applicable Party (which consent, in the case of Flex, shall include the express acknowledgement and agreement of the Chief Human Resources Officer or the Chief Financial Officer of Flex), either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee of any other Party’s respective Group to leave his or her employment. Notwithstanding the foregoing, nothing in this Section 4.4 shall restrict or preclude Flex, Nextracker PubCo, Nextracker OpCo or any member of their respective Groups from soliciting or hiring (i) during the one year nonsolicitation period referenced above, any employee who responds to a general solicitation or advertisement or contact by a recruiter, whether in-house or external, that is not specifically targeted or focused on the employees employed by any other Party’s respective Group (and nothing shall prohibit such generalized searches for employees through various means, including, but not limited to, the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches); provided that the applicable Party has not encouraged or advised such firm to approach any such employee; (ii) any employee whose employment has been terminated by the other Party’s respective Group; or (iii) any employee whose employment has been terminated by such employee after 90 days from the date of termination of such employee’s employment.

Section 4.5 Corporate Opportunities.

(a) From and after the Operative Time and for so long as the Flex Group Beneficially Owns shares representing, in the aggregate, at least 10% of the total voting power of the then outstanding Nextracker PubCo Voting Stock with respect to the election of directors or has any directors, officers or employees who serve on the Nextracker PubCo Board, each of the Nextracker OpCo Board and the Nextracker PubCo Board will renounce any interest or expectancy of Nextracker OpCo or Nextracker PubCo, as applicable, in, or in being offered an opportunity to participate in, any corporate opportunities of any member of the Nextracker Group that are presented to any member of the Flex Group or any of its directors, officers or employees in accordance with Section 122(17) of the General Corporation Law of the State of Delaware.

(b) For the purposes of this Section 4.5, “corporate opportunities” of a Group shall include, but not be limited to, business opportunities which the Nextracker Group is financially able to undertake, which are, from their nature, in the line of the Nextracker Group’s business, are of practical advantage to it and are ones in which the Nextracker Group would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by the Flex Group or its directors, officers or employees, the self-interest of the Flex Group or any of its directors, officers or employees will or could be brought into conflict with that of the Nextracker Group.

ARTICLE V

INDEMNIFICATION

Section 5.1 Release of Pre-Separation Claims.

(a) Except (i) as provided in Section 5.1(b); (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement; and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article V:

(i) Flex, for itself and each member of the Flex Group, its Affiliates as of the Operative Time and, to the extent permitted by Law, all Persons who at any time prior to the Operative Time were directors, officers, agents or employees of any member of the Flex Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby release and forever discharge the members of the Nextracker Group, its Affiliates and all Persons who at any time prior to the Operative Time were stockholders, directors, officers, agents or employees of any member of the Nextracker Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Flex Retained Liabilities, whether at Law (including arising under Environmental Law or other Law) or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions (including on real property) existing or alleged to have existed at or before the Operative Time, including in connection with the Internal Reorganization and activities to implement the IPO and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Flex Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Nextracker Group in respect of any Flex Released Liabilities; provided, however, that nothing in this Section 5.1(a)(i) shall relieve any Person released in this Section 5.1(a)(i) who, after the Operative Time, is a director, officer or employee of any member of the Nextracker Group and is no longer a director, officer or employee of any member of the Flex Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Nextracker Group after the Operative Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Flex, any member of the Flex Group, or their respective Affiliates from commencing any Actions against any officer, director, agent or employee of any member of the Nextracker Group, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Flex Know-How; or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(ii) Each of Nextracker PubCo and Nextracker OpCo, for itself and each member of the Nextracker Group, its Affiliates as of the Operative Time and, to the extent permitted by Law, all Persons who at any time prior to the Operative Time were directors, officers, agents or employees of any member of the Nextracker Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby release and forever discharge the members of the Flex Group, its Affiliates and all Persons who at any time prior to the Operative Time were stockholders, directors, officers, agents or employees of any member of the Flex Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Nextracker Liabilities, whether at Law (including arising under Environmental Law or other Law) or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions (including on real property) existing or alleged to have existed at or before the Operative Time, including in connection with the Internal Reorganization and activities to implement the IPO and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Nextracker Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Flex Group in respect of any Nextracker Released Liabilities; provided, however, that for purposes of this Section 5.1(a)(ii), the members of the Nextracker Group shall also release and discharge any officers or other employees of any member of the Flex Group, to the extent any such officers or employees served as a director or officer of any members of the Nextracker Group prior to the Operative Time, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director or officer of any such member of the Nextracker Group, prior to the Operative Time, including actions or failures to take action that may be deemed to have been negligent or grossly negligent.

(b) Nothing contained in this Agreement, including Section 5.1(a), Section 2.4(a) or Section 2.5, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Operative Time. In addition, nothing contained in Section 5.1(a) shall release any person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to Flex, any Flex Retained Liability, and (B) with respect to Nextracker PubCo and Nextracker OpCo, any Nextracker Liability;

(ii) any Liability provided for in or resulting from any other Contract or arrangement that is entered into after the Operative Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(iii) any Liability with respect to any Continuing Arrangements;

(iv) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; and

(v) any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 5.1(a) with respect to such Liability.

In addition, nothing contained in Section 5.1(a) shall release: (i) Flex from indemnifying any director, officer or employee of the Nextracker Group who was a director, officer or employee of Flex or any of its Affiliates prior to the Operative Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Nextracker Liability, Nextracker OpCo shall indemnify Flex for such Liability (including Flex’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V; and (ii) Nextracker PubCo or Nextracker OpCo from indemnifying any director, officer or employee of the Flex Group who was a director, officer or employee of Nextracker PubCo, Nextracker OpCo or any of their Affiliates prior to the Operative Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Flex Retained Liability, Flex shall indemnify Nextracker for such Liability, as applicable (including Nextracker PubCo’s or Nextracker OpCo’s, as the case may be, costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

(d) If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released by this Section 5.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (and/or the members of such Party’s Group, as applicable) and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article V.

Section 5.2 Release of Pre-IPO Claims. In connection with the IPO, if effected, Flex and FIUI, on the one hand, and Nextracker OpCo and Nextracker PubCo, on the other hand, shall enter into a mutual release agreement to be effective as of the IPO Effective Date, on substantially the same terms as set forth in Section 5.1(a)(i) and Section 5.1(a)(ii), with respect to any Flex Retained Liabilities or Nextracker Liabilities, as applicable, existing or alleged to have existed from and after the Operative Date up to and including the IPO Effective Date.

Section 5.3 Indemnification by Flex. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Operative Time, Flex shall indemnify, defend and hold harmless the Nextracker Indemnitees from and against any and all Indemnifiable Losses of the Nextracker Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Flex Retained Liabilities, including the failure of any member of the Flex Group or any other Person to pay, perform or otherwise discharge any Flex Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Operative Time, (b) any Flex Retained Asset or Flex Retained Business, whether arising prior to, at or after the Operative Time, or (c) any breach by Flex of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.4 Indemnification by the Nextracker Group. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Operative Time, each of Nextracker PubCo and Nextracker OpCo shall and shall cause the other members of the Nextracker Group to indemnify, defend and hold harmless the Flex Indemnitees from and against any and all Indemnifiable Losses of the Flex Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Nextracker Liabilities, including the failure of any member of the Nextracker Group or any other Person to pay, perform or otherwise discharge any Nextracker Liability in accordance with its respective terms, whether prior to, at or after the Operative Time, (b) any Nextracker Asset or Nextracker Business, whether arising prior to, at or after the Operative Time, (c) any breach by any member of the Nextracker Group of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder, or (d) any Liabilities of the Flex Group under any of the agreements listed on Schedule 5.4.

Section 5.5 Procedures for Indemnification.

(a) Direct Claims. Other than with respect to Third-Party Claims, which shall be governed by Section 5.5(b), each Flex Indemnitee and Nextracker Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article V or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within 90 days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of 90 days after receipt of a notice under this Section 5.5(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VIII.

(b) Third-Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third-Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within the earlier of (x) 60 days, or (y) five Business Days prior to the final date of the applicable response period under such Third-Party Claim) after receipt by such Indemnitee of written notice of the Third-Party Claim (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee from such third party or in respect of any Action, the applicable Governmental Entity or tribunal relating to the Third-Party Claim); provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly after the Indemnitee’s receipt thereof, copies of all material notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. For all purposes of this Section 5.5(b), each Party shall be deemed to have notice of the matters set forth on Schedule 1.1(111)(vii).

(c) Other than in the case of indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third-Party Claim, to participate in the defense of any Third-Party Claim in accordance with the terms of Section 5.6 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within 30 days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim to the extent such Third-Party Claim (x) is an Action by a Governmental Entity, (y) involves an allegation of a criminal violation, or (z) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third-Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided further, that if the Indemnifying Party has assumed the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party. The Indemnifying Party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to this Section 5.5(c) and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article V shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third-Party Claim without the written consent of the Indemnitee (such consent not to be unreasonably withheld or conditioned) unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such Third-Party Claim, (B) provides relief consisting solely of money damages borne by the Indemnifying Party, and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(d) If an Indemnifying Party fails for any reason to assume responsibility for defending a Third-Party Claim within the period specified in this Section 5.5, such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim within the time period specified in clause (c) above, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e) Except as otherwise set forth in Section 6.5 and Section 8.2, or to the extent set forth in any Ancillary Agreement, absent fraud (with intent to deceive) or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article V against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article V shall be resolved in accordance with Article VIII.

(f) Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 5.5, the terms of the Ancillary Agreement will govern.

(g) The provisions of this Article V shall apply to Third-Party Claims that are already pending or asserted as well as Third-Party Claims brought or asserted after the Operative Date. There shall be no requirement under this Section 5.5 to give a notice with respect to any Third-Party Claim that exists as of the Operative Time. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly Flex Liabilities and partly Nextracker Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VIII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third-Party Claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third-Party Claim is being resolved.

Section 5.6 Cooperation in Defense and Settlement.

(a) With respect to any of the matters set forth on Schedule 1.1(111)(vii) or any Third-Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense with outside counsel mutually acceptable to the Parties (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). With respect to the matters set forth on Schedule 1.1(111)(vii), the defense of such matter shall continue to be conducted by the outside counsel or counsels that is counsel for such matter as of the Operative Time, unless and until the Parties mutually agree to alternative counsel. The Party that is not responsible for managing the defense of any such Third-Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims; provided, however, if any Party determines in good faith that such Party and the other Parties have actual or potential differing defenses or conflicts of interests between them that make joint representation inappropriate, then such Party shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, at the expense of the Indemnifying Party. Notwithstanding the foregoing, nothing in this Section 5.6(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 5.5; provided further that, to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of Schedule 5.6, the provisions set forth in Schedule 5.6 shall control.

(b) Notwithstanding anything to the contrary in this Agreement, with respect to any Action (i) by a Governmental Entity against any member of the Nextracker Group relating to matters involving anti-bribery, anti-corruption, anti-money laundering, export control and similar laws, where the facts and circumstances giving rise to the Action occurred prior to the Operative Time; or (ii) where the resolution of such Action by order, judgment, settlement or otherwise, could include any condition, limitation or other stipulation that could, in the reasonable judgment of Flex, adversely impact the conduct of the Flex Retained Businesses, Flex shall have, at Flex’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by such member of the Nextracker Group to any third party involved in such Action (including any Governmental Entity), to the extent that Flex’s participation does not affect any privilege in a material and adverse manner (which cannot be addressed through a joint defense agreement or Common Interest Agreement); provided that to the extent that any such action requires the submission by any member of the

Nextracker Group of any content relating to any current or former officer or director of Flex, such content will only be submitted in a form approved by Flex in its reasonable discretion. With regard to the matters specified in the preceding clauses (i) and (ii), Flex shall have a right to consent to any compromise or settlement related thereto. For the avoidance of doubt, nothing in this Section 5.6(b) shall be deemed to affect the respective rights or obligations of any member of the Flex Group, on the one hand, and any member of the Nextracker Group, on the other hand, under any Continuing Arrangement.

(c) Notwithstanding anything to the contrary in this Agreement, with respect to any notices or reports to be submitted to, or reporting, disclosure, filing or other requirements to be made with, any Governmental Entity by any member of the Nextracker Group (“Governmental Filing”) where the Governmental Filing requires disclosure of facts, information or data that relate, in whole or in part, to periods prior to the Operative Time, Flex shall have the reasonable opportunity to consult, advise and comment on the preparation and content of any such Governmental Filing in advance of its submission to a Governmental Entity, and such member of the Nextracker Group shall in good faith consider and take into account any comments so provided by Flex with respect to such Governmental Filing.

(d) Each of Flex, Nextracker PubCo and Nextracker OpCo agrees that at all times from and after the Operative Time, if an Action is commenced by a third party naming two or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts at its own expense to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 5.7 Indemnification Payments. Indemnification required by this Article V shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 5.8 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article V shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (which such proceeds shall be reduced by the present value, based on that Party’s then cost of short-term borrowing, of future premium increases known at such time); and (ii) net of any proceeds actually received by the Indemnitee from any unaffiliated third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 5.9 Contribution. If the indemnification provided for in this Article V is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third-Party Claims in accordance with Section 5.5(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.9, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of the members of the Nextracker Group, on the one hand, and the members of the Flex Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Losses arising out of or related to information contained in the IPO Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the Nextracker Business of a member of the Nextracker Group, on the one hand, or the Flex Retained Business or a member of the Flex Group, on the other hand.

Section 5.10 Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder. The indemnity agreements contained in this Article V shall survive the IPO.

(b) The rights and obligations of any member of the Flex Group or any member of the Nextracker Group, in each case, under this Article V shall survive (i) the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities; and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

Section 5.11 Environmental Matters.

(a) Exchange of Information. Without limiting any other provision of this Agreement, each of Flex and Nextracker OpCo agrees to provide, or cause to be provided, at any time before, at, or after the Operative Time, as soon as reasonably practicable after written request therefore, reasonable access to any non-privileged information in the possession or under the control of such respective Group and reasonable access to its employees to the extent that (i) such information relates to, or such employees have relevant knowledge regarding, specific alleged Environmental Liabilities, including the requesting party’s alleged or potential link to environmental contamination at an Off-Site Location or real property that was allegedly owned or operated by the Flex Group and any operating group, business unit, division, Subsidiary, line of business or investment of Flex or any of its Subsidiaries (including any member of the Nextracker Group) prior to the Operative Time; or (ii) such information relates to, or such employees have relevant knowledge regarding, the impact that any alleged Environmental Liability could have on the operations, activities or liability exposure of the requesting party; and (iii) the information and access to employees can be provided without significant disruption to the Group’s business or operations.

(b) Substitution.

(i) Nextracker OpCo shall use its best efforts to obtain any consents, transfers, assignments, assumptions, waivers, or other legal instruments necessary to cause the appropriate member of the Nextracker Group to be fully substituted for Flex or other member of the Flex Group with respect to: (i) any order, decree, judgment, agreement or Action with respect to Nextracker Environmental Liabilities that are in effect as of the Operative Time; (ii) Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the Nextracker Assets; or (iii) any matter set forth on Schedule 5.11(b)(i). Nextracker OpCo shall inform the applicable Governmental Entity about its assumption of the Environmental Liabilities associated with the matters listed on Schedule 5.11(b)(i) and request that the Governmental Entities direct all communications, requirements, notifications and/or official letters related to such matters to Nextracker OpCo.

(ii) Until such time as Nextracker OpCo and Flex complete the substitutions outlined in Section 5.11(b)(i) above, Nextracker OpCo shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in Flex’s name relating to the Nextracker Assets and the Nextracker Environmental Liabilities.

ARTICLE VI

PRESERVATION OF RECORDS; ACCESS TO INFORMATION;

CONFIDENTIALITY; PRIVILEGE

Section 6.1 Preservation of Corporate Records. Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 6.2, each Party shall use its commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of Flex or such other member of the Flex Group, respectively, as in effect immediately prior to the Operative Time, including pursuant to any “Litigation Hold” issued by Flex or any of its Subsidiaries prior to the Operative Time; (ii) the concluding date of any period as may be required by any applicable Law; (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the Flex Group or the Nextracker Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Flex Group or the Nextracker Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; and (v) solely with respect to Information regarding Taxes (including Information necessary for preparing and filing Tax Returns and defending Tax Contests), the date that is the latest of (x) 60 days after the expiration of any applicable statutes of limitation, or (y) the seventh anniversary of the Operative Date; provided that with respect to any pending or threatened Action arising after the Operative Time, clause (iii) of this sentence applies only to the extent that whichever member of the Flex Group or the Nextracker Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. The Parties agree that upon written request from the other that certain Information relating to the Nextracker Business, the Flex Retained Businesses or the transactions contemplated hereby be retained in connection with an Action, the Parties shall use commercially reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party. Any time a Party proposes to destroy Information regarding Taxes after the Operative Date, it shall first notify the other Party and the other Party shall be entitled to receive, at its sole cost and expense, such Information proposed to be destroyed.

Section 6.2 Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of such Article V shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information:

(a) After the Operative Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Nextracker OpCo for specific and identified Information:

(i) that (x) relates to any member of the Nextracker Group or the Nextracker Business, as the case may be, prior to the Operative Time or (y) is necessary for any member of the Nextracker Group to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which any member of the Flex Group and/or the Nextracker Group are parties, Flex shall, and shall cause its Subsidiaries to, provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information in the possession or control of Flex or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the Nextracker Group; provided that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the first anniversary of the Operative Date; provided further that, in the event that Flex, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Article VII) would violate any Law or Contract with a third party or could reasonably result in the waiver of any Privilege (which cannot be addressed by a joint defense agreement or Common Interest Agreement), Flex and its Subsidiaries shall not be obligated to provide such Information requested by any member of the Nextracker Group;

(ii) that (x) is required by any member of the Nextracker Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on any member the Nextracker Group (including under applicable securities laws or in connection with preparing or filing Tax Returns) by a Governmental Entity having jurisdiction over such member of the Nextracker Group, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or Tax Contest or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Flex shall provide, and shall cause its Subsidiaries to provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information in the possession or control of Flex or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the Nextracker Group; provided that, in the event that Flex, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Article VII) would violate any Law or Contract with a third party or waive any Privilege (which cannot be addressed by a joint defense agreement or Common Interest Agreement), Flex and its Subsidiaries shall not be obligated to provide such Information requested by the Nextracker Group; or

(b) After the Operative Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Flex for specific and identified Information:

(i) that (x) relates to matters prior to the Operative Time or (y) is necessary for Flex to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which the Flex Group or the Nextracker Group are parties, Nextracker PubCo or Nextracker OpCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information in the possession or control of the Nextracker Group or any of its Affiliates, but only to the extent such items so relate and are not already in the possession or control of Flex; provided that, in the event any such access or the provision of any such Information (including information requested under Article VII) would violate any Law or Contract with a third party or waive any Privilege (which cannot be addressed by a joint defense agreement or Common Interest Agreement), the Nextracker Group shall not be obligated to provide such Information requested by the Flex Group.

(ii) that (x) is required by any member of the Flex Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on any member of the Flex Group (including under applicable securities laws or in connection with preparing or filing Tax Returns) by a Governmental Entity having jurisdiction over such member of the Flex Group, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or Tax Contest or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Nextracker PubCo or Nextracker OpCo shall, and shall cause its Subsidiaries to, provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information in the possession or control of each of Nextracker PubCo, Nextracker OpCo or any of their Affiliates, but only to the extent such items so relate and are not already in the possession or control of Flex.

(c) Each of Flex, Nextracker PubCo and Nextracker OpCo shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VI or Article VII of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

(d) On the Operative Date, Nextracker OpCo shall deliver to Flex an electronic copy of any and all databases in the possession of any member of the Nextracker Group that exist as of such date and were established at or prior to the Operative Time to retain records relating to the organizational structure, business or operations of the Nextracker Business or as otherwise may be requested by Flex.

(e) Each Party shall use its commercially reasonable efforts to make available to the other Party for inspection and copying during normal business hours upon reasonable notice all Information regarding Taxes in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any such Information, in each case to the extent reasonably required by the other Party in connection with preparing or filing Tax Returns or financial accounting statements, defending Tax Contests, or the resolution of items pursuant to this Agreement or the Ancillary Agreements. The Party seeking access to such Information of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

Section 6.3 Witness Services. At all times from and after the Operative Time, each of Flex, Nextracker PubCo and Nextracker OpCo shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group); and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 6.3 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 6.4 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 6.5 Confidentiality.

(a) Notwithstanding any termination of this Agreement, and except as otherwise provided in the Ancillary Agreements, each of Flex, Nextracker PubCo and Nextracker OpCo shall hold, and shall cause their respective Affiliates and their officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld, conditioned or delayed in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law)), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible; (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so; (iii) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding; (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns; (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement; (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements; or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law)

the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b) Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the Flex Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such Third-Party Agreements entered into prior to the Operative Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Flex’s confidential and proprietary information pursuant to policies in effect as of the Operative Time; and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Operative Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Nextracker Business (in the case of the Nextracker Group) or the Flex Retained Business (in the case of the Flex Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the Operative Date, and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.5(a).

(d) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 6.5 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 6.6; and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

(f) For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, following the Operative Date, the confidentiality obligations under this Agreement shall continue to apply to any and all Confidential Information concerning or belonging to each Party or its Affiliates that is shared or disclosed with the other Party or its Affiliates, whether or not such Confidential Information is shared, pursuant to this Agreement, any Ancillary Agreement or otherwise.

Section 6.6 Privilege Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Operative Time have been and will be rendered for the collective benefit of each of the members of the Flex Group and the Nextracker Group, and that each of the members of the Flex Group and the Nextracker Group should be deemed to be the client with respect to such pre-Separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-Separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.6 includes services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Operative Time to each of the Flex Group and the Nextracker Group. The Parties further recognize that certain of such post-Separation services will be rendered solely for the benefit of the Flex Group or the Nextracker Group, as the case may be, while other such post-Separation services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both the Flex Group and the Nextracker Group. With respect to such post-Separation services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both the Flex Group and the Nextracker Group shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and

(ii) Except as otherwise provided in Section 6.6(b)(i), Privileged Information relating to post-Separation services provided solely to: (i) any member of the Flex Group; or (ii) any member of the Nextracker Group shall not be deemed shared between the Parties; provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information, or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.6(a) or Section 6.6(b):

(i) Subject to Section 6.6(c)(iii) and Section 6.6(c)(iv), no Party may waive, allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which any other Party has a shared Privilege, without the consent of the other Party (such consent not to be unreasonably withheld or conditioned). Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 30 days after written notice is given to such other Party.

(ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, and shall endeavor to minimize any prejudice to the rights of the other Party. Flex shall not unreasonably withhold or condition consent to any request for waiver by Nextracker PubCo or Nextracker OpCo and specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii) If, within 30 days of receipt by Nextracker PubCo or Nextracker OpCo of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and Nextracker PubCo or Nextracker OpCo determines that a Privilege should nonetheless be waived to protect or advance its interest, Nextracker PubCo or Nextracker OpCo shall provide Flex 30 days written notice prior to effecting such waiver. Each Party specifically agrees that failure within 30 days of receipt of such notice to commence proceedings in accordance with Section 10.16 to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and any such Privilege shall not be waived by Nextracker PubCo or Nextracker OpCo under the final determination of such dispute in accordance with Section 10.16; and

(iv) In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Flex, Nextracker PubCo or Nextracker OpCo as set forth in Section 6.5 and this Section 6.6, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Section 5.6, Section 6.1, Section 6.2 and Article VII, the agreement to provide witnesses and individuals pursuant to Section 5.6 and Section 6.3, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.6, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise; provided further that Flex in its sole discretion may require that a Common Interest Agreement be entered into as a condition to delivering such Information or providing witness services to any other Person pursuant to this Agreement.

Section 6.7 Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 6.8 Personal Data.

(a) The Parties acknowledge that (i) Flex is a Data Controller with respect to the Processing of the Flex Personal Data prior to and after the Operative Time; (ii) Flex and Nextracker OpCo are separate Data Controllers with respect to the Processing of Nextracker Personal Data prior to the Operative Time; and (iii) Nextracker OpCo remains a Data Controller with respect to the Processing of the Nextracker Personal Data from and after the Operative Time. As such, from and after the Operative Time, Nextracker OpCo shall comply with the requirements of Data Protection Laws applicable to Data Controllers in connection with the Nextracker Personal Data and this Agreement and shall not knowingly do anything or permit anything to be done which might lead to a breach by Flex or its Affiliates of the Data Protection Laws.

(b) Both Parties shall cooperate to ensure that their Processing of Personal Data hereunder does and will comply with all applicable Data Protection Laws and take all reasonable precautions to avoid acts that place the other Party in breach of its obligations under any applicable Data Protection Laws. Nothing in this Section 6.8 shall be deemed to prevent any Party from taking the steps it reasonably deems necessary to comply with any applicable Data Protection Laws.

Section 6.9 Other Agreements. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE VII

FINANCIAL AND OTHER COVENANTS

Section 7.1 Disclosure and Financial Controls. Each of Nextracker OpCo and Nextracker PubCo agrees that, for so long as Flex is required to consolidate the results of operations and financial position of any member of the Nextracker Group or to account for its investment in any member of the Nextracker Group under the equity method of accounting (determined in accordance with GAAP and consistent with Commission reporting requirements):

(a) Disclosure and Financial Controls.

(i) Nextracker PubCo and Nextracker OpCo shall, and shall cause each other member of the Nextracker Group to, maintain, as of and after the Operative Date, disclosure controls and procedures and internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act;

(ii) From and after the IPO Effective Date, Nextracker PubCo shall cause each of its principal executive and principal financial officers to sign and deliver certifications to Nextracker PubCo’s periodic reports and shall include the certifications in Nextracker PubCo’s periodic reports, in each case, as and when required pursuant to Rule 13a-14 under the Exchange Act and Item 601 of Regulation S-K;

(iii) From and after the IPO Effective Date, Nextracker PubCo shall comply with its obligations under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002;

(iv) From and after the IPO Effective Date, Nextracker PubCo shall cause its management to evaluate Nextracker PubCo’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Rule 13a-15 under the Exchange Act;

(v) From and after the IPO Effective Date, Nextracker PubCo shall disclose in its periodic reports filed with the Commission information concerning Nextracker PubCo management’s responsibilities for and evaluation of Nextracker PubCo’s disclosure controls and procedures and internal control over financial reporting (including the annual management report and attestation report of Nextracker PubCo’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable Commission rules; and

(vi) Each of Nextracker OpCo and Nextracker PubCo shall, and shall cause each other member of the Nextracker Group to, maintain as of and after the Operative Date internal systems and procedures that shall provide reasonable assurance that (w) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable Law; (x) all transactions of members of the Nextracker Group are recorded as necessary to permit the preparation of the Financial Statements; (y) the receipts and expenditures of members of the Nextracker Group are authorized at the appropriate level within Nextracker PubCo or Nextracker OpCo, and (z) unauthorized use or disposition of the assets of any member of the Nextracker Group that could have a material effect on the Financial Statements is prevented or detected in a timely manner.

It is understood and agreed that references in this Section 7.1(a) to reporting or other obligations of Nextracker PubCo from and after the IPO Effective Date shall be deemed to assume, for purposes hereof, that Nextracker PubCo is subject to the same rules and regulations as Flex.

(b) Fiscal Year. Each of Nextracker OpCo and Nextracker PubCo shall, and shall cause each member of the Nextracker Group organized in the U.S. to, maintain a fiscal year and fiscal quarters that commence and end on the same calendar days as Flex’s fiscal year and fiscal quarters commence and end, and maintain monthly accounting periods that commence and end on the same calendar days as Flex’s monthly accounting periods commence and end. Each of Nextracker OpCo and Nextracker PubCo shall, and shall cause each other member of the Nextracker Group organized outside the U.S. to, maintain a fiscal year and fiscal quarters that commence and end on the same calendar days as the fiscal year and fiscal quarters of the corresponding members of the Flex Group (if any) organized outside the U.S. commences and ends, and maintain monthly accounting periods that commence and end on the same calendar days as the monthly accounting periods of the corresponding members of the Flex Group (if any) organized outside the U.S. commence and end.

(c) Monthly and Quarterly Financial Information. Each of Nextracker OpCo, from and after the Operative Date up to and including the IPO Effective Date, and Nextracker PubCo, from and after the IPO Effective Date, shall:

(i) deliver or make available to Flex a consolidated income statement and balance sheet, or the information required to prepare a consolidated income statement and balance sheet, on a monthly basis for Nextracker OpCo or Nextracker PubCo, as applicable, for such period in the same format and manner, with the same detail, and in the same timeframe, as the Nextracker Business delivered or made available such information to Flex prior to the Operative Date (such practices, the “Financial Delivery Practices”)

(ii) deliver or make available to Flex a consolidated income statement and balance sheet and supplemental data related to cash flows, or the information required to prepare a consolidated income statement and balance sheet and supplemental data related to cash flows, and other necessary disclosures on a quarterly basis in accordance with the Financial Delivery Practices;

(iii) be responsible for reviewing its results and data and for informing Flex immediately of any post-closing adjustments that come to its attention;

(iv) provide final sign-off of its results, using Flex’s materiality standards, no later than 12 Business Days after the quarterly close period end for the income statement, balance sheet and supplemental data, in each case unless otherwise directed by Flex; and

(v) no later than five Business Days prior to Flex’s filing of its quarterly financial statements with the Commission, deliver to Flex a certification executed by the Chief Executive Officer and Chief Financial Officer of Nextracker OpCo or Nextracker PubCo, as the case may be, that the quarterly financials and internal controls appropriately represent the financial position and current financial reporting controls of Nextracker OpCo or Nextracker PubCo, as applicable.

(d) Quarterly Financial Statements. From and after the IPO Effective Date, as soon as practicable, in accordance with the Financial Delivery Practices, Nextracker PubCo shall deliver to Flex drafts of (i) the consolidated financial statements of the Nextracker Group (and notes thereto) for each fiscal quarter and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Nextracker PubCo the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP; and (ii) a discussion and analysis by management of the Nextracker Group’s financial condition and results of operations for such fiscal quarter, including an explanation of any material period-to-period changes and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that Nextracker PubCo shall deliver such information at a specified, earlier time upon Flex’s written request with at least 20 days’ advance notice. The information set forth in clauses (i) and (ii) above is referred to in this Agreement as the “Quarterly Financial Statements.” From and after the IPO Effective Date, no later than five Business Days prior to the date Nextracker PubCo publicly files the Quarterly Financial Statements with the Commission or otherwise makes such Quarterly Financial Statements publicly available, Nextracker PubCo shall deliver to Flex the final form of the Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of Nextracker PubCo in the forms required under Commission rules for periodic reports and in form and substance satisfactory to Flex; provided, however, that Nextracker PubCo may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by Nextracker PubCo to Flex as soon as practicable, and in any event within 12 hours of making any such corrections or changes; provided, further, that Flex’s and Nextracker PubCo’s legal and financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Nextracker PubCo may consider making to its Quarterly Financial Statements and related disclosures during the five Business Days immediately prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Flex’s financial statements or related disclosures. Without limiting the foregoing, Nextracker PubCo shall consult with Flex regarding Flex’s comments on the Quarterly Financial Statements and related disclosures and shall accept all of Flex’s comments on such Quarterly Financial Statements and related disclosures except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to the ownership of Nextracker PubCo by Flex or the Transactions, shall be filed with the Commission or otherwise made public by any Nextracker Group member without the prior written consent of Flex. Notwithstanding anything to the contrary in this Section 7.1(d), Nextracker PubCo shall not file its Quarterly Financial Statements with the Commission prior to the time that Flex files the Flex quarterly financial statements with the Commission unless otherwise required by applicable Law.

(e) Annual Financial Statements. From and after the IPO Effective Date, on an annual basis, in accordance with the Financial Delivery Practices, Nextracker PubCo shall deliver to Flex an income statement and balance sheet and supplemental data related to cash flows and other necessary disclosures for such fiscal year in such format and detail as Flex may request. Nextracker PubCo shall be responsible for reviewing its results and data and for informing Flex immediately of any post-closing adjustments in excess of $2,000,000 pre-tax that come to its attention. From and after the IPO Effective Date, Nextracker PubCo must provide final sign-off of its results, using Flex’s materiality standards, no later than 15 Business Days after the annual close period end for the income statement, the balance sheet and supplemental data, in each case unless otherwise directed by Flex. A certification shall be provided by the Chief Executive Officer and Chief Financial Officer of Nextracker PubCo pertaining to the internal controls no later than five Business Days prior to Flex’s filing of its audited annual financial statements (the “Flex Annual Statements”) with the Commission. From and after the IPO Effective Date, as soon as practicable, and in any event no later than 20 Business Days prior to the date on which Flex has notified Nextracker PubCo that Flex intends to file its annual report on Form 10-K or other document containing annual financial statements with the Commission, Nextracker PubCo shall deliver to Flex any financial and other information and data with respect to the Nextracker Group and its business, properties, financial position, results of operations and prospects as is reasonably requested by Flex in connection with the preparation of Flex’s financial statements and annual report on Form 10-K. From and after the IPO Effective Date, as soon as practicable, and in any event no later than ten Business Days prior to the date on which Nextracker PubCo is required to file an annual report on Form 10-K or other document containing its Annual Financial Statements (as defined below) with the Commission, Nextracker PubCo shall deliver to Flex (i) drafts of the consolidated financial statements of the Nextracker Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal years and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP; and (ii) a discussion and analysis by management of the Nextracker Group’s financial condition and results of operations for such year, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K. The information set forth in clauses (i) and (ii) above is referred to in this Agreement as the “Annual Financial Statements.” Nextracker PubCo shall deliver to Flex all revisions to such drafts as soon as any such revisions are prepared or made. From and after the IPO Effective Date, no later than five Business Days prior to the date Nextracker publicly files the Annual Financial Statements with the Commission or otherwise makes such Annual Financial Statements publicly available, Nextracker PubCo shall deliver to Flex the final form of its annual report on Form 10-K and certifications thereof by the principal executive and financial officers of Nextracker PubCo in the forms required under Commission rules for periodic reports and in form and substance satisfactory to Flex; provided, however, that Nextracker PubCo may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by Nextracker PubCo to Flex as soon as practicable, and in any event within 12 hours of making any such corrections or changes; provided, further, that Flex’s and Nextracker PubCo’s legal and financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Nextracker PubCo may consider making to its Annual Financial Statements and related disclosures during the five Business Days immediately prior to any anticipated filing with the Commission. Without limiting the foregoing, Nextracker PubCo shall consult with Flex regarding Flex’s comments on the Annual Financial Statements and related disclosures and shall accept all of Flex’s comments on such Annual Financial Statements and related disclosures except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Annual Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to the ownership of Nextracker PubCo by Flex or the Transactions shall be filed with the Commission or otherwise made public by any Nextracker Group member without the prior written consent of Flex. Notwithstanding anything to the contrary in this Section 7.1(e), Nextracker PubCo shall not file its Annual Financial Statements with the Commission prior to the time that Flex files the Flex Annual Statements with the Commission unless otherwise required by applicable Law.

(f) Affiliate Financial Statements. From and after the IPO Effective Date, Nextracker PubCo shall deliver to Flex all quarterly financial statements and annual financial statements of each Affiliate of Nextracker PubCo which is itself required to file financial statements with the Commission or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as Quarterly Financial Statements and Annual Financial Statements required to be delivered to Flex pursuant to this Section 7.1.

(g) Conformance with Flex Financial Presentation. All information provided by any member of the Nextracker Group to Flex or filed with the Commission pursuant to Section 7.1(c) through (f) inclusive shall be consistent in terms of format and detail and otherwise with Flex’s policies with respect to the application of GAAP and practices in effect on the Operative Date with respect to the provision of such financial information by such member of the Nextracker Group to Flex (and, where appropriate, as presently presented in financial reports to the Flex Board), with such changes therein as may be requested by Flex from time to time consistent with changes in such accounting principles and practices, including any changes in the interpretation or application of GAAP.

(h) Nextracker Reports Generally. From and after the IPO Effective Date, Nextracker PubCo shall, and shall cause each other member of the Nextracker Group that files information with the Commission to, deliver to Flex: (i) substantially final drafts, as soon as the same are prepared, of (A) all reports, notices and proxy and information statements to be sent or made available by such member(s) of the Nextracker Group to its or their respective security holders, (B) all regular, periodic and other reports to be filed or furnished under Sections 13, 14, 15 and 16 of the Exchange Act and the rules and regulations thereunder (including reports on Forms 10-K, 10-Q and 8-K, annual reports to stockholders, and Forms 3, 4 and 5 and amendments thereto with respect to Nextracker Common Stock (“Section 16 Reports”)), and (C) all registration statements and prospectuses to be filed by any such member of the Nextracker Group with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (A), (B) and (C) are referred to in this Agreement as “Nextracker Public Documents”); and (ii) as soon as practicable, but in no event later than five Business Days (other than with respect to Form 8-Ks or Section 16 Reports) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Nextracker Public Documents and, with respect to Form 8-Ks and Section 16 Reports, as soon as practicable, but in no event later than three Business Days prior to the earliest date the same are filed in the case of planned Form 8-Ks, and as soon as practicable, but in no event less than two hours prior to the filing, in the case of unplanned Form 8-Ks and Section 16 Reports; provided, however, that Nextracker PubCo may continue to revise such Nextracker Public Documents prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes shall be delivered by Nextracker PubCo to Flex as soon as practicable, and in any event within 12 hours of making any such corrections or changes; provided, further, that the legal and financial representatives of Flex and Nextracker PubCo shall actively consult with each other regarding any changes (whether or not substantive) which Nextracker PubCo may consider making to any of its Nextracker Public Documents and related disclosures prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Flex’s financial statements or related disclosures. Without limiting the foregoing, Nextracker PubCo shall consult with Flex regarding Flex’s comments on the Nextracker Public Documents and shall accept all of Flex’s comments on such Nextracker Public Documents except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Nextracker Public Document or any other document which refers to, or contains information not previously publicly disclosed with respect to the ownership of Nextracker PubCo by Flex or the Transactions shall be filed with the Commission or otherwise made public by any Nextracker Group member without the prior written consent of Flex.

(i) Budgets and Financial Projections. Each of Nextracker OpCo, from and after the Operative Date up to and including the IPO Effective Date, and Nextracker PubCo, from and after the IPO Effective Date, shall, as promptly as practicable, deliver to Flex copies of all annual budgets and financial projections (consistent in terms of format and detail with Flex’s historical practices, except as mutually agreed upon by the Parties) relating to Nextracker OpCo or Nextracker PubCo, as applicable, on a consolidated basis and shall provide Flex an opportunity to meet with management to discuss such budgets and projections. In addition, to the extent requested by Flex, Nextracker OpCo or Nextracker PubCo shall participate in Flex’s annual strategic review planning and other similar meetings and processes in a manner consistent with past practices or with such changes as Flex may reasonably request.

(j) Other Information. With reasonable promptness, Nextracker OpCo and Nextracker PubCo shall deliver to Flex such additional financial and other information and data with respect to the Nextracker Group and their business, properties, financial positions, results of operations and prospects as from time to time may be requested by Flex.

(k) Press Releases and Similar Information. From and after the IPO Effective Date, Nextracker PubCo and Flex shall consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and shall give each other the opportunity to review the information therein relating to the Nextracker Group and to comment thereon. From and after the IPO Effective Date, Flex and Nextracker PubCo shall coordinate the timing of (i) their respective earnings release conference calls; and (ii) their respective public earnings release issuance and filings with the Commission, in each case as directed by Flex. No later than one Business Day prior to the time and date Nextracker PubCo intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, Nextracker PubCo shall deliver to Flex copies of substantially final drafts of all related press releases and other statements to be made available by any member of the Nextracker Group or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any member of the Nextracker Group. In addition, from and after the IPO Effective Date, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding sentence, the issuing Party shall consult with the other Party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts, and immediately following the issuance thereof, the issuing Party shall deliver to the other Party copies of final drafts of all press releases and other public statements. The Nextracker Group shall obtain the written consent of Flex prior to issuing any press releases or otherwise making public statements with respect to the Transactions or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Entity with respect thereto, other than, in each case, with respect to disclosures made that are substantially consistent with disclosure contained in any IPO Disclosure.

(l) Cooperation on Flex Filings. Each of Nextracker OpCo, from and after the Operative Date up to and including the IPO Effective Date, and Nextracker PubCo, from and after the IPO Effective Date:

(i) shall cooperate fully, and cause Nextracker Auditors to cooperate fully, with Flex to the extent requested by Flex in the preparation of Flex’s public earnings or other press releases, quarterly reports on Form 10-Q, annual reports to stockholders, annual reports on Form 10-K, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Flex with the Commission, any national securities exchange or otherwise made publicly available (collectively, the “Flex Public Filings”);

(ii) shall provide to Flex all information that Flex requests in connection with any Flex Public Filings or that, in the judgment of Flex’s counsel, is required to be disclosed or incorporated by reference therein under any Law in a timely manner on the dates requested by Flex (which may be earlier than the dates on which a member of the Nextracker Group otherwise would be required hereunder to have such information available) to enable Flex to prepare, print and release all Flex Public Filings on such dates as Flex shall determine but in no event later than as required by applicable Law;

(iii) use its commercially reasonable efforts to cause Nextracker Auditors to consent to any reference to them as experts in any Flex Public Filings required under any Law;

(iv) if and to the extent requested by Flex, shall diligently and promptly review all drafts of such Flex Public Filings and prepare in a diligent and timely fashion any portion of such Flex Public Filing pertaining to the Nextracker Group; and

(v) if requested by Flex prior to any printing or public release of any Flex Public Filing, cause an appropriate executive officer to certify that the information relating to any member of the Nextracker Group or the Nextracker Business in such Flex Public Filing is accurate, true, complete and correct in all material respects.

Unless required by Law, neither Nextracker OpCo nor Nextracker PubCo shall publicly release any financial or other information which conflicts with the information with respect to any member of the Nextracker Group or the Nextracker Business that is included in any Flex Public Filing without Flex’s prior written consent. From and after the IPO Effective Date, prior to the release or filing thereof, Flex shall provide the Nextracker Group with a draft of any portion of a Flex Public Filing containing information relating to the Nextracker Group and shall give the Nextracker Group an opportunity to review such information and comment thereon; provided that Flex shall determine in its sole and absolute discretion the final form and content of all Flex Public Filings.

Section 7.2 Auditors and Audits; Annual Statements and Accounting. Each of Nextracker OpCo and Nextracker PubCo agrees that: (i) for so long as Flex is required to consolidate the results of operations and financial position of any member of the Nextracker Group or to account for its investment in any member of the Nextracker Group under the equity method of accounting (determined in accordance with GAAP and consistent with Commission reporting requirements) (such period, which shall be extended if and for so long as any amendments to, or restatements or modifications of, any Flex Public Filings made during such period are necessary, an “Applicable Period”); (ii) for purposes of Section 7.2(a) only, for so long as services are being provided under the Transition Services Agreement, it shall comply with the following additional obligations; or (iii) for so long as (x) no Flex Designee is then serving as a director on the Nextracker PubCo Board and (y) the Flex Group Beneficially Owns five percent or more of the outstanding shares of Nextracker Class A Common Stock:

(a) Selection of Nextracker Auditors. Unless required by Law or directed by Flex, Nextracker PubCo shall not select an accounting firm other than Deloitte & Touche LLP (or its affiliate accounting firms) to serve as its independent certified public accountants (“Nextracker Auditors”) without Flex’s prior written consent. Notwithstanding the foregoing, Nextracker PubCo shall obtain the approval of Flex prior to engaging Deloitte & Touche LLP (or its affiliate accounting firms) for any non-audit services, including any such services that may affect the accounting firm’s independence.

(b) Audit Timing. Beginning with the fiscal year ended March 31 in which the IPO Effective Date occurs (the “First Fiscal Year”), Nextracker PubCo shall use its best efforts to enable Nextracker Auditors to complete their audit for the First Fiscal Year such that they shall date their opinion on the Annual Financial Statements on the same date that Flex’s independent certified public accountants (“Flex Auditors”) date their opinion on the Flex Annual Statements, and to enable Flex to meet its timetable for the printing, filing and public dissemination of the Flex Annual Statements, all in accordance with Section 7.1(a) hereof and as required by applicable Law.

(c) Quarterly Review. Beginning in the First Fiscal Year, Nextracker PubCo shall use its best efforts to enable Flex Auditors to complete their quarterly review procedures on the Quarterly Financial Statements on the same date that Flex Auditors complete their quarterly review procedures on Flex’s quarterly financial statements.

(d) Information Needed by Flex. Each of Nextracker OpCo, from and after the Operative Date up to and including the IPO Effective Date, and Nextracker PubCo, from and after the IPO Effective Date, shall provide to Flex on a timely basis all information that Flex requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Flex Annual Statements in accordance with Section 7.1(a) hereof and as required by applicable Law. Without limiting the generality of the foregoing, the Nextracker Group shall provide all required financial information with respect to the Nextracker Group to Nextracker Auditors in a sufficient and reasonable time and in sufficient detail to permit Nextracker Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Flex Auditors with respect to information to be included or contained in the Flex Annual Statements.

(e) Access to Nextracker Auditors. Each of Nextracker OpCo, from and after the Operative Date up to and including the IPO Effective Date, and Nextracker PubCo, from and after the IPO Effective Date, shall cause the Nextracker Group to authorize Nextracker Auditors to make available to the Flex Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of Nextracker OpCo and Nextracker PubCo and work papers related thereto, in all cases within a reasonable time prior to Nextracker Auditors’ opinion date, so that the Flex Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Nextracker Auditors as it relates to the Flex Auditors’ report on Flex’s statements, all within sufficient time to enable Flex to meet its timetable for the printing, filing and public dissemination of the Flex Annual Statements.

(f) Access to Records. Each of Nextracker OpCo, from and after the Operative Date up to and including the IPO Effective Date, and Nextracker PubCo, from and after the IPO Effective Date, shall provide Flex Auditors and Flex’s other representatives, including Flex’s internal auditors, with access to the Nextracker Group’s books and records so that Flex may conduct audits relating to the financial statements provided by Nextracker OpCo or Nextracker PubCo under this Agreement as well as to the internal accounting controls and operations of the Nextracker Group.

(g) Operating Review Process. Each of Nextracker OpCo, from and after the Operative Date up to and including the IPO Effective Date, and Nextracker PubCo, from and after the IPO Effective Date, shall conduct its strategic and operational review process on a schedule that is consistent with that of Flex’s. As a supplement to the information furnished by any member of the Nextracker Group to Flex pursuant to Section 7.1, the Nextracker Group shall allow Flex to conduct its strategic and operational reviews of the Nextracker Group through participation in meetings or other activities of the Nextracker OpCo Board or the Nextracker PubCo Board by the Flex Designees or otherwise as requested by Flex outside of such meetings or other activities of the Nextracker OpCo Board or the Nextracker PubCo Board. To facilitate Flex’s participation in the process in this manner, each of Nextracker OpCo, from and after the Operative Date up to and including the IPO Effective Date, and Nextracker PubCo, from and after the IPO Effective Date, shall hold all of its regularly scheduled board meetings at which its strategic and operational reviews are discussed within a time frame consistent with Flex’s strategic and operational review process. Each of Nextracker OpCo, from and after the Operative Date up to and including the IPO Effective Date, and Nextracker PubCo, from and after the IPO Effective Date, shall also, and shall cause each other member of the Nextracker Group to, allow Flex to conduct all other reviews of the Nextracker Group’s operations, affairs, finances or results (other than those required to comply with applicable financial reporting requirements or its customary financial reporting practices) through participation in meetings or other activities of the Nextracker OpCo Board or the Nextracker PubCo Board by the Flex Designees or otherwise as requested by Flex outside of such meetings or other activities of the Nextracker OpCo Board or the Nextracker PubCo Board. In connection with strategic, operational or other reviews, relevant Flex personnel other than the Flex Designees may participate at Flex’s invitation. Flex shall notify Nextracker OpCo or Nextracker PubCo, as applicable, in advance of any such additional attendees.

(h) Notice of Changes. (i) From and after the Operative Date up to and including the IPO Effective Date, Nextracker OpCo shall give Flex as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Nextracker OpCo’s accounting estimates or accounting principles from those in effect on the Operative Date; and (ii) from and after the IPO Effective Date, Nextracker PubCo shall give Flex as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Nextracker PubCo’s accounting estimates or accounting principles from those in effect on the IPO Effective Date. Each of Nextracker OpCo and Nextracker PubCo shall consult with Flex and, if requested by Flex, Nextracker OpCo or Nextracker PubCo, as applicable, shall consult with the Flex Auditors with respect thereto. Neither Nextracker OpCo nor Nextracker PubCo shall make any such determination or changes without Flex’s prior written consent (which it may withhold in its sole discretion) if such a determination or a change would be sufficiently material to be required to be disclosed in Nextracker PubCo’s or Flex’s financial statements as filed with the Commission or otherwise publicly disclosed therein.

(i) Accounting Changes Requested by Flex. Notwithstanding Section 7.2(h), each of Nextracker OpCo, from and after the Operative Date up to and including the IPO Effective Date, and Nextracker PubCo, from and after the IPO Effective Date, shall make any changes in its accounting practices or accounting principles, including any changes in the interpretation or application of GAAP, that are requested by Flex in order for Nextracker PubCo’s accounting practices and principles to be consistent with those of Flex.

(j) Special Reports of Deficiencies or Violations. Each of Nextracker OpCo, from and after the Operative Date up to and including the IPO Effective Date, and Nextracker PubCo, from and after the IPO Effective Date, shall report in reasonable detail to Flex the following events or circumstances promptly (and in any event within 48 hours) after any executive officer of Nextracker PubCo or any member of the Nextracker PubCo Board becomes aware of such matter: (A) all material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Nextracker OpCo’s or Nextracker PubCo’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Nextracker OpCo’s or Nextracker PubCo’s internal controls over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any other material violation of Law (including any violation of law that an attorney representing any member of the Nextracker Group has formally reported to any officers or directors of Nextracker PubCo pursuant to the Commission’s attorney conduct rules (17 C.F.R. Part 205)).

Section 7.3 Nextracker PubCo Board Representation.

(a) Following the IPO Effective Date, and: (i) for so long as the Flex Group Beneficially Owns shares of Nextracker PubCo Voting Stock representing, in the aggregate, at least 50% or more of the combined voting power of the then outstanding Nextracker PubCo Voting Stock with respect to the election of directors, Flex shall have the right, but not the obligation, to designate for nomination by the Nextracker PubCo Board (or any nominating committee thereof) for election to the Nextracker PubCo Board (each person so designated, a “Flex Designee”) a majority of the Total Number of Directors, including the chairman of the Nextracker PubCo Board; (ii) for so long as the Flex Group Beneficially Owns shares of Nextracker PubCo Voting Stock representing, in the aggregate, at least 40% or more, but less than 50% of the combined voting power of the then outstanding Nextracker PubCo Voting Stock with respect to the election of directors, Flex shall have the right, but not the obligation, to designate for nomination by the Nextracker PubCo Board (or any nominating committee thereof) for election to the Nextracker PubCo Board at least 40% of the Total Number of Directors; (iii) or so long as the Flex Group Beneficially Owns shares of Nextracker PubCo Voting Stock representing, in the aggregate, at least 30% or more, but less than 40% of the combined voting power of the then outstanding Nextracker PubCo Voting Stock with respect to the election of directors, Flex shall have the right, but not the obligation, to designate for nomination by the Nextracker PubCo Board (or any nominating committee thereof) for election to the Nextracker PubCo Board at least 40% of the Total Number of Directors; (iv) for so long as the Flex Group Beneficially Owns shares of Nextracker PubCo Voting Stock representing, in the aggregate, at least 20% or more, but less than

30% of the combined voting power of the then outstanding Nextracker PubCo Voting Stock with respect to the election of directors, Flex shall have the right, but not the obligation, to designate for nomination by the Nextracker PubCo Board (or any nominating committee thereof) for election to the Nextracker PubCo Board at least 30% of the Total Number of Directors; and (v) for so long as the Flex Group Beneficially Owns shares of Nextracker PubCo Voting Stock representing, in the aggregate, at least 10% or more, but less than 20% of the combined voting power of the then outstanding Nextracker PubCo Voting Stock with respect to the election of directors, Flex shall have the right, but not the obligation, to designate for nomination by the Nextracker PubCo Board (or any nominating committee thereof) for election to the Nextracker PubCo Board at least 20% of the Total Number of Directors, in each case to the extent such designee are permitted to serve on the Nextracker PubCo Board under the applicable rules of the Commission (giving effect to any “controlled company” exemption applicable thereto).

(b) For so long as the Flex Group Beneficially Owns shares of Nextracker PubCo Voting Stock representing, in the aggregate, a majority of the total voting power of the then outstanding Nextracker PubCo Voting Stock with respect to the election of directors, Nextracker PubCo shall take advantage of all available “controlled company” exemptions under the rules of the stock exchange on which Nextracker PubCo’s shares are listed, including exemptions from compliance with certain corporate governance requirements relating to director independence. Commencing with the annual meeting of stockholders of Nextracker PubCo to be held for the First Fiscal Year and prior to each annual meeting of stockholders of Nextracker PubCo thereafter, Flex shall be entitled to present to the Nextracker PubCo Board or any nominating committee thereof for nomination thereby such number of Flex Designees for election to the Nextracker PubCo Board (or if there is a classified board, the class of directors up for election) at such annual meeting as would result in Flex having the appropriate number of Flex Designees on the Nextracker PubCo Board as determined pursuant to this Section 7.3.

(c) Nextracker PubCo shall at all such times exercise all authority under applicable Law and cause all such Flex Designees to be nominated for election as members of the Nextracker PubCo shall cause each Flex Designee for election to the Nextracker PubCo Board to be included in the slate of nominees recommended by the Nextracker PubCo Board to holders of Nextracker PubCo Voting Stock (including at any special meeting of stockholders held for the election of directors) and shall use best efforts to cause the election of each such Flex Designee, including soliciting proxies in favor of the election of such persons. In the event that any Flex Designee elected to the Nextracker PubCo Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Nextracker PubCo Board with a substitute Flex Designee. In the event that as a result of any increase in the size of the Nextracker PubCo Board, Flex is entitled to have one or more additional Flex Designees elected to the Nextracker PubCo Board pursuant to this Section 7.3, the Nextracker PubCo Board shall appoint the appropriate number of such additional Flex Designees.

(d) In the event that Flex has nominated less than the total number of Flex Designees that Flex shall be entitled to nominate under this Section 7.3, Flex shall have the right, at any time, to nominate such additional Flex Designees to which it is entitled, in which case, Nextracker PubCo and the Nextracker PubCo Board shall take all necessary corporate action, to the fullest extent permitted by applicable Law, (i) to enable Flex to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Nextracker PubCo Board, or otherwise and (ii) to effect the election or appointment of such additional individuals nominated by Flex to fill such newly-created directorships or to fill any other existing vacancies.

Section 7.4 Committees.

(a) From and after the IPO Effective Date and for so long as the Flex Group Beneficially Owns shares of Nextracker PubCo Voting Stock representing, in the aggregate, a majority of the total voting power of the then outstanding Nextracker PubCo Voting Stock with respect to the election of directors, any committee of the Nextracker PubCo Board shall, unless Flex consents otherwise, be composed of directors at least a majority of which are Flex Designees; provided that the Flex Designees on any committee of the Nextracker PubCo Board shall comply with the applicable director independence requirements under applicable Law, after taking into account all available “controlled company” exemptions under the rules of the stock exchange on which Nextracker PubCo’s shares are listed.

(b) From and after the IPO Effective Date and for so long as the Flex Group Beneficially Owns shares of Nextracker PubCo Voting Stock representing, in the aggregate, less than a majority but at least five percent of the total voting power of the then outstanding Nextracker PubCo Voting Stock with respect to the election of directors, each committee of the Nextracker PubCo Board shall, unless Flex consents otherwise, include at least one Flex Designee; provided that the Flex Designees on any committee of the Nextracker PubCo Board shall comply with the applicable director independence requirements under applicable Law.

Section 7.5 Other Covenants. In addition to the other covenants contained in this Agreement and the Ancillary Agreements, Nextracker PubCo and Nextracker OpCo, as applicable, hereby covenant and agree that, (i) in the case of Nextracker OpCo, from the Operative Time for so long as Flex Beneficially Owns a majority of the then outstanding Nextracker OpCo Common Units; and (ii) in the case of Nextracker PubCo, from and after the IPO Effective Date for so long as Flex Beneficially Owns shares of Nextracker PubCo Voting Stock representing, in the aggregate, a majority of the total voting power of the then outstanding Nextracker PubCo Voting Stock with respect to the election of directors:

(a) Neither Nextracker OpCo nor Nextracker PubCo shall, without the prior written consent of Flex, take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Flex to freely sell, transfer, assign, pledge or otherwise dispose of shares of Nextracker OpCo Common Units or Nextracker Common Stock, as applicable, or would restrict or limit the rights of any transferee of Flex as a holder of Nextracker OpCo Common Units or Nextracker Common Stock, other than any such restrictions or limitations expressly set forth in the governing documents of Nextracker OpCo in effect as of the Operative Date. Without limiting the generality of the foregoing, Nextracker PubCo shall not, without the prior written consent of Flex, (i) adopt or thereafter amend, supplement, restate, modify or alter any stockholder rights plan in any manner that would result in (A) an increase in the ownership of Nextracker Common Stock by Flex causing the rights thereunder to detach or become exercisable, and/or (B) Flex and its transferees not being entitled to the same rights thereunder as other holders of Nextracker Common Stock; or (ii) take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Flex as a Nextracker PubCo stockholder either (A) solely as a result of the amount of Nextracker Common Stock owned by Flex, or (B) in a manner not applicable to Nextracker PubCo stockholders generally;

(b) Neither Nextracker OpCo nor Nextracker PubCo shall, without the prior written consent of Flex, amend, modify or repeal (whether by merger, consolidation or otherwise) any provision of the Charter, the Bylaws or equivalent organizational documents of the Nextracker Group in a manner that adversely affects any member of the Flex Group;

(c) Neither Nextracker OpCo nor Nextracker PubCo shall, without the prior written consent of Flex, make any payment or declaration of any dividend or other distribution on any Nextracker Securities or enter into any recapitalization transaction, the primary purpose of which is to pay a dividend, other than as expressly authorized in the governing documents of Nextracker OpCo in effect as of the Operative Date;

(d) Except with respect to those shares of Nextracker Class A Common Stock approved for issuance by the Nextracker PubCo Board (or a committee thereof) and its stockholders pursuant to the 2022 Nextracker LLC Equity Incentive Plan, Nextracker PubCo will not, without the prior written consent of Flex, issue any Nextracker Securities; provided, that in no case shall any issuance (including any issuance of Nextracker Securities pursuant to the 2022 Nextracker LLC Equity Incentive Plan or any other benefit plans or arrangements approved by the Nextracker PubCo Board) result in Flex owning directly or indirectly less than a majority of the outstanding shares of Nextracker Class A Common Stock (on a fully-diluted basis) after the IPO Effective Date. Prior to the Disposition Date, Nextracker PubCo shall not, without the prior written consent of Flex, issue any share of Nextracker PubCo Non-Voting Stock;

(e) Nextracker OpCo shall not, without the prior written consent of Flex, enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution or Other Disposition, the Merger or exchanges pursuant to the Exchange Agreement), that could reasonably be expected to result in Newco owning directly or indirectly less than 51% of the Nextracker OpCo Common Units.

(f) To the extent that Flex is a party to any Contracts that provide that certain actions or inactions of Flex Affiliates (which for purposes of such Contract include any member of the Nextracker Group) may result in Flex being in breach of or in default under such Contracts and Flex has advised Nextracker OpCo of the existence, and has furnished Nextracker OpCo with copies, of such Contracts (or the relevant portions thereof), neither Nextracker OpCo nor Nextracker PubCo will take or fail to take, as applicable, and Nextracker OpCo and Nextracker PubCo will cause the other members of the Nextracker Group not to take or fail to take, as applicable, any actions that reasonably could result in Flex being in breach of or in default under any such Contract. The Parties acknowledge and agree that from time to time Flex may in good faith enter into additional Contracts or amendments to existing Contracts that provide that certain actions or inactions of the Flex Group and its Affiliates (including, for purposes of this Section 7.5(f), members of the Nextracker Group) may result in Flex being in breach of or in default under such Contracts. In such event, provided Flex has notified Nextracker of such additional Contracts or amendments to existing Contracts, neither Nextracker OpCo nor Nextracker PubCo will thereafter take or fail to take, as applicable, and each of Nextracker OpCo and Nextracker PubCo shall cause the other members of the Nextracker Group not to take or fail to take, as applicable, any actions that reasonably could result in Flex being in breach of or in default under any such additional Contracts or amendments to existing Contracts. Flex acknowledges and agrees that Nextracker OpCo or Nextracker PubCo, as applicable, shall not be deemed in breach of this Section 7.5(f) to the extent that, prior to being notified by Flex of an additional Contract or an amendment to an existing Contract pursuant to this Section 7.5(f), a Nextracker Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 7.5(f) had such action(s) or inaction(s) occurred after such notification; provided that Nextracker does not, after notification by Flex, take any further action or fail to take any action that contributes further to such breach or default. Each of Nextracker OpCo and Nextracker PubCo agrees that any Information provided to it pursuant to this Section 7.5(f) will constitute Information that is subject to its respective obligations under Article VI;

(g) Without the prior written consent of Flex, no member of the Nextracker Group shall enter into any Contract that purports to bind or impose any obligations or Liabilities (including any non-competition, exclusivity, non-solicitation or similar obligations) on any member of the Flex Group (or any director, officer or employee of any member of the Flex Group);

(h) Without the prior written consent of Flex, neither Nextracker OpCo nor Nextracker PubCo will merge or consolidate with or into any other entity, or transfer (by lease, assignment, sale or otherwise) all or substantially all of the Nextracker Group’s assets, taken as a whole, to another entity or agree to undertake any transaction that would constitute a “Change of Control” as defined in the principal credit facilities or note indentures of Nextracker OpCo or Nextracker PubCo, as applicable (other than transactions among the Nextracker Group);

(i) Without the prior written consent of Flex, the Nextracker Group will not enter into any acquisition or disposition by any member of the Nextracker Group of (i) any properties or assets of any Person or Persons outside of the ordinary course of business consistent with past practices or of any equity interests of any Person or Persons, in each case, in one transaction or a series of related transactions or (ii) any properties or assets of any Person or Persons in the ordinary course of business consistent with past practices in one transaction or a series of related transactions where, with respect to this clause (ii), the aggregate amount of consideration for all such acquisitions or dispositions in any calendar year is equal to or more than $15 million;

(j) Without the prior written consent of Flex, the Nextracker Group will not hire or terminate any executive officer of Nextracker PubCo or Nextracker OpCo or designate any new executive officer of Nextracker PubCo or Nextracker OpCo;

(k) Without the prior written consent of Flex, the Nextracker Group will not effect any material change in the nature of the business of the Nextracker Group, taken as a whole;

(l) From and after the IPO Effective Date, without the prior written consent of Flex, the Nextracker Group will not change the size of the Nextracker PubCo Board.

(m) For the duration of the Transition Services Agreement (but only to the extent that the Services provided by Flex under the Transition Services Agreement relate to making payments on behalf of Nextracker OpCo or Nextracker PubCo, as applicable, maintenance of books and records, or otherwise present, in Flex’s judgment, a potential risk to Flex under any applicable anti-corruption Law):

(i) Neither Nextracker OpCo nor Nextracker PubCo shall, and each shall cause each other member of the Nextracker Group not to, take any action directly or indirectly to (A) offer or pay, or authorize the offer or payment of, any money or anything of value, or (B) accept any payment referred to in clause (A), in each case, in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage;

(ii) Nextracker OpCo and Nextracker PubCo shall, and shall cause each other member of the Nextracker Group to, implement, maintain and enforce a compliance and ethics program in substance and form and effectiveness reasonably equivalent to Flex’s compliance and ethics program, designed to prevent and detect violations of applicable anti-corruption Laws throughout its operations (including Subsidiaries) and the operations of its contractors and sub-contractors; and

(iii) Nextracker OpCo and Nextracker PubCo shall, and shall cause each other member of the Nextracker Group to, implement, maintain and enforce, a system of adequate internal accounting controls designed to ensure the making and keeping of fair and accurate books, records and accounts.

Section 7.6 Flex Policies and Procedures. Prior to the Disposition Date and except as (a) otherwise agreed between the parties hereto from time to time, (b) set forth on Schedule 7.6 or (c) set forth in any Ancillary Agreement, each of Nextracker OpCo and Nextracker PubCo consistently shall, or shall cause the Nextracker Group to, implement and maintain Flex’s business practices and standards in accordance with the Flex policies and procedures in effect as of the Operative Date, as they may be amended or supplemented by Flex from time to time (and, in any such event, Flex shall provide notice to Nextracker OpCo and Nextracker PubCo of any such amendment or supplement in accordance with Section 10.6). Notwithstanding the foregoing, Nextracker OpCo and Nextracker PubCo, as applicable, may apply materiality thresholds that are lower than those contained in any such Flex policy and procedure. Notwithstanding anything contained in this Section 7.6 to the contrary, in circumstances where a provision of the Charter or the Bylaws, any Ancillary Agreement, or the governing documents of Nextracker OpCo in effect as of the Operative Date, on the one hand, and a Flex policy applicable to Subsidiaries of Flex, on the other hand, would each apply, the provision in the Charter, Bylaws, Ancillary Agreement or governing document of Nextracker OpCo shall control with respect to the Nextracker Group. For the avoidance of doubt, it is understood and agreed that neither Flex nor any member of the Flex Group shall be subject to any policies or procedures implemented by Nextracker OpCo or Nextracker PubCo, as applicable, including any policies, procedures or limitations (other than any applicable Laws) with respect to trading in Nextracker Securities.

Section 7.7 Covenants Regarding the Incurrence of Indebtedness.

(a) Each of Nextracker OpCo and Nextracker PubCo covenants and agrees that, from and after the Operative Date until the later of the Disposition Date and Deconsolidation Date, neither Nextracker OpCo nor Nextracker PubCo shall, and each of Nextracker OpCo and Nextracker PubCo shall not permit any other member of the Nextracker Group to, without Flex’s prior written consent prior to an IPO, or without the prior approval of the board of directors of Nextracker PubCo following an IPO, directly or indirectly, incur any Nextracker Debt Obligations, other than pursuant to Nextracker Financing Arrangements and such other unsecured and uncommitted lines of credit made available to members of the Nextracker Group as of the Operative Date.

(b) In order to implement this Section 7.7, Nextracker OpCo shall from the Operative Date up to and including the IPO Effective Date, and Nextracker PubCo shall from and after the IPO Effective Date, notify Flex in writing as promptly as practicable following the time any member of the Nextracker Group determines it wishes to incur any Nextracker Debt Obligations for which Flex’s prior written consent is required.

Section 7.8 Applicability of Rights in the Event of an Acquisition of Nextracker. In the event Nextracker OpCo, from the Operative Date up to and including the IPO Effective Date, or Nextracker PubCo, from and after the IPO Effective Date, merges into, consolidates, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person (other than Flex), pursuant to a transaction or series of related transactions in which Flex or any member of the Flex Group receives equity securities of such Person (or of any Affiliate of such Person) in exchange for Nextracker Securities held by Flex or any member of the Flex Group, all of the rights of Flex set forth in this Article VII shall continue in full force and effect and shall apply to the Person the equity securities of which are received by Flex pursuant to such transaction or series of related transactions (it being understood that all other provisions of this Agreement will apply to Nextracker OpCo or Nextracker PubCo, as applicable, notwithstanding this Section 7.8). Each of Nextracker OpCo and Nextracker PubCo agrees that, without the consent of Flex, it will not enter into any Contract which will have the effect set forth in the first clause of the preceding sentence, unless such Person agrees to be bound by the foregoing provision.

Section 7.9 Books and Records.

(a) Access. From and after the IPO Effective Date and for so long as (x) no Flex Designee is then serving as a director on the Nextracker PubCo Board and (y) the Flex Group beneficially owns five percent or more of the outstanding shares of Nextracker Class A Common Stock, Nextracker PubCo, upon the written request of any member of the Flex Group, shall, and shall cause the Nextracker Group to, provide the Flex Group with the following information and access to the extent requested by the Flex Group from time to time, (i) access to the Nextracker Group’s auditors, directors and officers, in each case, at reasonable times and upon reasonable prior notice, (ii) flash data within ten days after the end of each quarter and quarter-end reports within 30 days after the end of each quarter, each in a format reasonably requested by the Flex Group, (iii) copies of all materials provided to the Nextracker PubCo Board (or committee thereof) promptly after such materials are provided to directors of the Nextracker PubCo Board (or members of a committee thereof); provided that if the provision of such materials could reasonably result in the waiver of any Privilege (which cannot be addressed by a joint defense agreement or Common Interest Agreement), the Nextracker Group shall not be obligated to provide the portion of such materials that are the subject of such Privilege, (iv) information in advance with respect to any significant corporate actions, including, extraordinary dividends, stock redemptions or repurchases, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the Charter or Bylaws or the organizational documents of any member of the Nextracker Group, and to provide the Flex Group with the right to consult with the Nextracker Group with respect to such actions, and (v) to the extent otherwise prepared by Nextracker PubCo, operating and capital expenditure budgets of the Nextracker Group (all such information so furnished pursuant to this Section 7.9, the “Permitted Information”). Notwithstanding the foregoing, the Permitted Information shall not include the commercial, competitively sensitive terms of any supply agreements by and between a member of the Nextracker Group, on the one hand, and a third-party supplier, on the other hand. Nextracker PubCo agrees to consider, in good faith, the recommendations of the Flex Group in connection with the matters on which Nextracker PubCo is consulted as described above. Subject to Section 7.2(b), any member of the Flex Group (and any party receiving Permitted Information from the Flex Group) who shall receive Permitted Information shall maintain the confidentiality of such Permitted Information.

(b) Sharing of Information. Individuals associated with the Flex Group may from time to time serve on the Nextracker OpCo Board, Nextracker PubCo Board or the equivalent governing body of any member of the Nextracker Group. Each of Nextracker OpCo and Nextracker PubCo, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) will from time to time receive non-public information concerning the Nextracker Group, and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 7.9(a)) share such information with other individuals associated with the Flex Group. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors of the Nextracker OpCo Board or Nextracker PubCo Board (or members of the governing body of any Subsidiary) and enabling the Flex Group, as equityholders, to better evaluate the Nextracker Group’s performance and prospects. Each of Nextracker OpCo and Nextracker PubCo, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.

Section 7.10 Transfer of Flex’s Rights Under Article VII. So long as the Flex Group together Beneficially Own in the aggregate, at least 20% of the then outstanding Nextracker OpCo Common Units or shares of Nextracker Common Stock, as applicable, each member of the Flex Group may transfer all or any portion of its rights under this Article VII to a transferee of any Nextracker Securities (a “Flex Transferee”); provided that such Flex Transferee will only have rights under this Article VII if and only for so long as such Flex Transferee Beneficially Owns at least 10% of the then outstanding Nextracker OpCo Common Units or shares of Nextracker Common Stock. Flex shall give written notice to Nextracker OpCo or Nextracker PubCo, as applicable, of its transfer of rights under this Article VII no later than 30 days after Flex enters into a binding agreement for such transfer of rights. Such notice shall state the name and address of the Flex Transferee and identify the amount of Nextracker Securities transferred and the scope of rights being transferred under this Article VII. In connection with any such transfer, the term “Flex” as used in this Article VII shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such Flex Transferee, be deemed to refer to such Flex Transferee.

Flex and any Flex Transferee may exercise the rights under this Article VII in such priority, as among themselves, as they shall agree upon among themselves, and Nextracker OpCo or Nextracker PubCo, as applicable, shall observe any such agreement of which it shall have notice as provided above; provided, however, that for purposes of this Section 7.10, the combined voting power of outstanding Nextracker PubCo Voting Stock shall be calculated as if each share of Nextracker PubCo Voting Stock were entitled to one vote per share.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Negotiation. In the event of a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”), the general counsels of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed 30 days (the “Negotiation Period”) from the time of receipt by a Party of written notice of such Dispute (“Dispute Notice”) and settlement of such Dispute pursuant to this Section 8.1 shall be confidential, and no written or oral statements or offers made by the Parties during such settlement negotiations shall be admissible for any purpose in any subsequent proceedings; provided further, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved.

Section 8.2 Specific Performance. From and after the Operative Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article VIII (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Operative Date, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 8.3 Conduct During Dispute Resolution Process. Unless otherwise agreed to in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VIII unless such commitments are the specific subject of the Dispute at issue.

ARTICLE IX

INSURANCE

Section 9.1 Insurance Matters.

(a) From the Operative Date until the date on which Flex and its Affiliates cease to hold in excess of 50% of the outstanding Nextracker Securities (the “Coverage End Date”), the members of the Nextracker Group shall continue to be insured on the terms and subject to the limits in place on the Operative Date under the Shared Policies and shall be entitled to receive coverage thereunder to the same extent as the Flex Group, in each case to the extent permitted under such applicable policy. As of the Coverage End Date, the coverage under all Shared Policies shall continue in force only for the benefit of the Flex Group and not for the benefit of the Nextracker Group. Effective from and after the Coverage End Date, the Nextracker Group shall arrange for its own insurance policies with respect to the Nextracker Business covering all periods (whether prior to or following the Operative Date) and agrees not to seek, through any means, to benefit from any of the Flex Group’s insurance policies or the Shared Policies that may provide coverage for claims relating in any way to the Nextracker Business prior to the Coverage End Date.

(b) Where Shared Policies with an unaffiliated third party insurer (and excluding, for the avoidance of doubt, any self-insurance, captive insurance or similar program) cover Nextracker Liabilities reported to such unaffiliated third party insurer after the Operative Date and before the Coverage End Date, with respect to an occurrence prior to the Coverage End Date, under an occurrence-based or claims-made policy (collectively, “Covered Claims”), then the members of the Nextracker Group may claim coverage for such Covered Claims under such Shared Policies and receive any insurance recoverables with respect thereto, without any prejudice or limitation to Flex seeking insurance under the Shared Policies for its own claims; provided that Flex may, in its sole discretion, participate in or control the prosecution or defense of any such Covered Claim. After the Operative Date, Flex shall procure and administer the Shared Policies, provided that such administration shall in no way limit, inhibit or preclude the right of the members of the Nextracker Group to insurance coverage thereunder in accordance with this Section 9.1(b), in each case, with respect to Covered Claims. Nextracker PubCo and Nextracker OpCo shall promptly notify Flex of any Covered Claims, and Flex agrees to reasonably cooperate with the Nextracker Group concerning the pursuit of coverage with respect to any such Covered Claim, in each case at the expense of the Nextracker Group (to the extent such expenses are not covered by the applicable Shared Policies).

(c) Nextracker PubCo and Nextracker OpCo shall be responsible for complying with the terms of the Shared Policies to obtain coverage for such Covered Claims, including if the Shared Policy requires any payments to be made in connection therewith (including self-insured retentions or deductibles), and Nextracker PubCo or Nextracker OpCo shall make any such required payments and maintain any required or appropriate accruals or reserves for such Covered Claims. Any proceeds received by Flex from any insurance carrier that relate to Covered Claims shall be paid promptly to Nextracker PubCo or Nextracker OpCo, as the case may be. In the event that Covered Claims relate to the same occurrence for which Flex is seeking coverage under such Shared Policies and for which the parties have a shared defense, Flex, Nextracker PubCo and Nextracker OpCo shall jointly defend any such claim pursuant to Section 5.6 and waive any conflict of interest necessary to conduct a joint defense, and shall bear any expenses in connection therewith equally (to the extent such expenses are not covered by the applicable Shared Policies), including self-insured retentions or deductibles; provided, however, if any Party determines in good faith that such Party and the other Parties have actual or potential differing defenses or conflicts of interests between them that make joint representation inappropriate, then such Party shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, at such Party’s own expense. In the event that policy limits under an applicable Shared Policy are not sufficient to fund all claims of the Flex Group and the Nextracker Group, amounts due under such Shared Policy shall be paid on a first come, first served basis, and any amounts simultaneously due shall be paid to the respective entities in proportion to the assessed value of each respective entity’s claim or claims; provided that, in the event the claims paid to the Nextracker Group under such Shared Policy exceed 5% of the policy limit thereunder, and any member of the Flex Group subsequently makes any claim under such policy, then, Nextracker OpCo or Nextracker PubCo shall pay (or shall cause payment to be made) to Flex an amount equal to the lesser of (i) the value of the applicable Flex Group claim in excess of the applicable policy limit and (ii) the amount by which payments made to the Nextracker Group under such policy exceeded 5% of the applicable policy limit.

Upon a receipt of a written request from Nextracker PubCo or Nextracker OpCo, Flex shall use its commercially reasonable efforts to reduce or cancel the Nextracker Group’s coverage under any Policies, effective no earlier than 60 days after Flex’s receipt of such request; provided, however that (i) any costs associated or incurred in connection with such reduction or cancellation shall be borne exclusively by the Nextracker Group, (ii) the Nextracker Group understands that there may be no premium refund or credit provided by the relevant insurers as a result of such reduction or cancellation, and (iii) if and to the extent that Flex actually receives a premium refund or credit from the relevant insurers for the term of the coverage so reduced or cancelled as a direct result of such reduction or cancellation, Flex shall only be obligated to credit or pay over to the Nextracker Group the lesser of (A) the amount of any such credit or refund or (B) the amount, if any, last charged to the Nextracker Group by Flex for such coverage during such term.

(d) Notwithstanding anything contained in this Section 9.1, to the extent Flex has entered into or agrees to enter into, whether on its own or with respect to the any arrangement provided for under this Section 9.1, any settlement agreement or other arrangement with any insurance provider regarding coverage under any Company Policy that provides for any limitation of coverage or release of such insurance provider with regard to any coverage thereunder, whether in whole or in part (collectively, the “Released Insurance Matters”), each of Nextracker PubCo and Nextracker OpCo agrees that it shall (i) abide by the terms of and, to the extent required, consent to, any such settlement or arrangement relating to the Released Insurance Matters as a condition to receiving any coverage under any Company Policy related thereto; (ii) have no rights to any such coverage under the Company Policies with respect to any Released Insurance Matters; and (iii) make no claims under any Company Policies with respect to any Released Insurance Matters.

Section 9.2 Certain Matters Relating to Nextracker PubCo’s Organizational Documents. From the IPO Effective Date until six years from the Disposition Date, the certificate of incorporation and bylaws of Nextracker PubCo shall contain provisions no less favorable with respect to indemnification of directors and officers than those set forth in the Charter or Bylaws, which provisions shall not be amended, repealed or otherwise modified for such period in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Operative Date, were indemnified under the Charter or Bylaws, unless such amendment, repeal, or other modification shall be required by Law and then only to the minimum extent required by Law or approved by Nextracker PubCo’s stockholders.

Section 9.3 Indemnitor of First Resort. As a result of agreements or obligations arising outside of this Agreement, certain of the directors and officers of Nextracker OpCo, Nextracker PubCo and their Subsidiaries who are designated by Flex or its Affiliates (the “Flex D&O Indemnitees”) have or will have rights to indemnification, advancement of expenses and/or insurance provided by Flex or certain of its Affiliates (collectively, the “Flex Indemnitors”) in connection with their service as directors or officers of Nextracker OpCo, Nextracker PubCo or their Subsidiaries. Notwithstanding any such rights to indemnification, advancement of expenses and/or insurance provided by any Flex Indemnitor, (a) Nextracker OpCo or Nextracker PubCo, as applicable, is the indemnitor of first resort (i.e., Nextracker OpCo’s or Nextracker PubCo’s obligations to the Flex D&O Indemnitees are primary, and any obligation of the Flex Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Flex D&O Indemnitee are secondary); (b) Nextracker OpCo or Nextracker PubCo, as applicable, shall be required to advance the full amount of expenses incurred by the Flex D&O Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, any other agreement between Nextracker OpCo or Nextracker PubCo, on the one hand, and the Flex D&O Indemnitees, on the other hand, or the certificate of incorporation or bylaws (or equivalent governing documents) of Nextracker OpCo or Nextracker PubCo; and (c) each of Nextracker OpCo and Nextracker PubCo hereby irrevocably waives, relinquishes and releases each of the Flex Indemnitors from any and all claims against any of the Flex Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. In addition, notwithstanding any advancement or payment by the Flex Indemnitors to or on behalf of any Flex D&O Indemnitee with respect to any claim for which a Flex D&O Indemnitee has sought or may seek indemnification from Nextracker OpCo or Nextracker PubCo, (i) none of Nextracker OpCo’s or Nextracker PubCo’s obligations hereunder shall be affected; (ii) the Flex Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Flex D&O Indemnitee, as applicable, against Nextracker OpCo or Nextracker PubCo; and (iii) for the avoidance of doubt, all damages, costs, losses and other Liabilities incurred by any Flex D&O Indemnitee in connection with his or her service as a director or officer of Nextracker OpCo, Nextracker PubCo or any of their Subsidiaries shall constitute Nextracker Liabilities.

ARTICLE X

MISCELLANEOUS

Section 10.1 Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control), and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties or their Affiliates under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments.

Section 10.2 Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 10.3 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Operative Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5 Expenses.

(a) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred at or prior to or after the Operative Time by any member of the Flex Group or the Nextracker Group that Flex determines, in its reasonable discretion, are in connection with, or as required by, the preparation, execution, delivery and implementation of this Agreement, any Ancillary Agreement and the IPO and the consummation of the Internal Reorganization, the Contribution, and the IPO (the “Transaction-Related Expenses”) shall be borne and paid by the Nextracker Group.

(b) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, any costs and expenses incurred in obtaining any Consents or novation from a third party in connection with the assignment to or assumption by a Party or its Subsidiary of any Contracts in connection with the Internal Reorganization, the Contribution or the IPO shall be borne by the Party or its Subsidiary to which such Contract is being assigned.

(c) Except as set forth in Section 10.5(a), with respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.8, the Parties agree that any and all fees and expenses incurred by any Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any third party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel). With respect to any fees, costs and expenses incurred by any Party in satisfying its obligations under Section 7.1 or Section 7.2, the requesting Party shall be responsible for the other Party’s fees, costs and expenses.

Section 10.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by email (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

To Flex and FIUI:

Flex Ltd.

6201 America Center Dr

San Jose, CA 95002

Attention: General Counsel

E-mail: general.counsel@flex.com

With copy to: richard.riecker@flex.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1001 Page Mill Road, Building

Palo Alto, California 94304

Attention: Sharon R. Flanagan

                 Samir A. Gandhi

E-mail:     sflanagan@sidley.com

                 sgandhi@sidley.com

To Nextracker PubCo and Nextracker OpCo:

Nextracker Inc.

6200 Paseo Padre Parkway

Fremont, California 94555 Attention: General Counsel

E-mail: lschlesinger@nextracker.com

Section 10.7 Waivers. Any consent required or permitted to be given by any Party to each other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 10.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable by either Party to (i) an Affiliate of such Party; or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 10.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 10.9 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 10.10 Termination and Amendment. This Agreement may not be terminated, modified or amended except by an agreement in writing signed by Flex and Nextracker OpCo before an IPO and following an IPO, by Flex, FIUI, Nextracker PubCo and Nextracker OpCo.

Section 10.11 Payment Terms.

(a) Except as set forth in Article V or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder 30 days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article V or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within 30 days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Flex, Nextracker PubCo or Nextracker OpCo under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 10.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Operative Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 10.13 Third-Party Beneficiaries. Except (i) as provided in Article V relating to Indemnitees and for the release under Section 5.1 of any Person provided therein; and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement. Notwithstanding the foregoing, the Series A Members (as defined in the LLCA) are express third party beneficiaries of this Agreement and shall, when acting with Series A Majority Approval (as defined in the LLCA), have the right to enforce the terms of this Agreement on behalf of Nextracker OpCo for so long as Series A Preferred Units (as defined in the LLCA) remain issued and outstanding.

Section 10.14 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.15 Exhibits and Schedules.

(a) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Flex Group or the Nextracker Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Flex Group or the Nextracker Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b) Subject to the prior written consent of the other Party (such consent not to be unreasonably withheld or conditioned), each Party shall be entitled to update the Schedules from and after the Operative Date until the Operative Time.

Section 10.16 Governing Law; Submission to Jurisdiction.

(a) This Agreement, and all rights and remedies in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

(b) THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY U.S. DISTRICT COURT OR DELAWARE STATE CHANCERY COURT LOCATED, IN EACH CASE, IN WILMINGTON, DELAWARE, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE (AS DEFINED BELOW) OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

Section 10.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.18 Public Announcements. From and after the Operative Time, Flex and the Nextracker Group shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange; (b) for disclosures made that are substantially consistent with disclosure contained in any IPO Disclosure Document or contained in any other public statement made by Flex prior to the Operative Time; or (c) as may pertain to disputes between one Party or any member of its Group, on one hand, and the other Party or any member of its Group, on the other hand.

Section 10.19 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.20 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of Section 5.3, Section 5.4, and Section 5.5).

Section 10.21 Tax Treatment of Transfers. Unless otherwise required by this Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any transfer (or deemed transfer) made pursuant to this Agreement (other than any payment of interest pursuant to Section 10.11) by: (i) any member of the Nextracker Group to Flex shall be treated for all Tax purposes as a distribution by such member of the Nextracker Group to Flex with respect to stock of such member of the Nextracker Group occurring on or immediately before the Operative Date; or (ii) Flex to any member of the Nextracker Group shall be treated for all Tax purposes as a tax-free contribution by Flex to such member of the Nextracker Group with respect to its stock occurring on or immediately before the Operative Date; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a transfer (or deemed transfer) pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge. Notwithstanding the foregoing, Flex shall notify Nextracker PubCo and Nextracker OpCo if it determines that any transfer (or deemed transfer) made pursuant to this Agreement is to be treated, for any Tax purposes, as a transfer made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such transfer accordingly.

Section 10.22 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.23 No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between the Flex Group and the Nextracker Group and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned Subsidiary of Flex or Nextracker OpCo.

Section 10.24 Advisors. It is acknowledged and agreed by each of the Parties that Flex, on behalf of itself and the members of the Flex Group, has retained each of the Persons identified on Schedule 10.24 to act as counsel in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the IPO and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 10.24 have not acted as counsel for any member of the Nextracker Group in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the IPO and the other transactions contemplated hereby and thereby and that no member of the Nextracker Group has the status of a client of the Persons listed on Schedule 10.24 for conflict of interest or any other purposes as a result thereof. Each of Nextracker PubCo and Nextracker OpCo hereby agrees, on behalf of itself and the members of the Nextracker Group that, in the event that a dispute arises after the Operative Time in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the IPO, if effected, and/or any of the other transactions contemplated hereby and thereby between Flex, FIUI, Nextracker OpCo and Nextracker PubCo, or any of the members of their respective Groups, each of the Persons listed on Schedule 10.24 may represent any or all of the members of the Flex Group in such dispute even though the interests of the Flex Group may be directly adverse to those of the Nextracker Group. Each of Nextracker PubCo and Nextracker OpCo further agrees, on behalf of itself and the members of the Nextracker Group that, with respect to this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the IPO and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Flex or the applicable member of the Flex Group and may be controlled by Flex or such member of the Flex Group and shall not pass to or be claimed by Nextracker OpCo, Nextracker PubCo or any member of the Nextracker Group. Without limiting the foregoing, each of Nextracker PubCo and Nextracker OpCo acknowledges and agrees that each of Sidley Austin LLP, Allen & Gledhill LLP and Richards, Layton & Finger, P.A. is representing Flex, and not Nextracker OpCo or Nextracker PubCo, in connection with the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

FLEX LTD.

By:
Name:
Title:

NEXTRACKER INC.

By:
Name:
Title:

NEXTRACKER LLC

By:
Name:
Title:

FLEXTRONICS INTERNATIONAL USA, INC.

By:
Name:
Title:

[Signature Page to Separation Agreement]

Exhibit A

Employee Matters Agreement

Exhibit B

Transition Services Agreement

Exhibit C

Charter

Exhibit D

Bylaws

Exhibit E

Other Agreements